    As filed with the Securities and Exchange Commission on October 10, 1997


                                                 Registration No. 333-32791

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------

                                AMENDMENT NO. 1
                                      to
                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -------------------
                              Norwest Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                                        6711                             41-0449260
(State or other jurisdiction of               (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)                Classification Code Number)               Identification No.)

                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1000
                                 612-667-1234
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------
                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1026
                                 612-667-8858
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                  Copies to:
          Robert J. Kaukol                               Larry Temple
        Norwest Corporation                      Larry Temple Attorney at Law
           Norwest Center                            400 West 15th Street
        Sixth and Marquette                               Suite 1510
 Minneapolis, Minnesota 55479-1026                     Austin, TX 78701

                               ------------------
        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.
        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               [Myers letterhead]






                                                            October __, 1997


Dear Shareholder:

         Your board of directors has approved the acquisition of Myers Bancshares Inc. by Norwest Corporation. Norwest will acquire Myers through the merger of Myers with a newly-formed, wholly-owned subsidiary company of Norwest. Myers will be the surviving company in the merger. If the merger is completed, Myers will become a wholly-owned subsidiary of Norwest and you will receive shares of Norwest common stock for your shares of Myers common stock.

         In the proposed merger, Norwest will exchange $19,870,000 in Norwest common stock for all of the outstanding shares of Myers common stock. Based on 147 shares of Myers common stock outstanding, this works out to approximately $135,170 in Norwest common stock for each share of Myers common stock. The Norwest common stock to be exchanged in the Merger will be valued at the average closing price for Norwest common stock over a fixed measurement period. For each share of Myers common stock you own, you will receive that number of shares of Norwest common stock equal to $135,170 divided by this average.

         Norwest cannot acquire Myers without the approval of Myers' shareholders. Your board has called a special shareholders meeting to vote on the matter. The meeting will be held on _________________ at _________________
at 6310 Lemmon Avenue, Suite 200, Dallas, Texas 75209. If shareholders do not approve the acquisition, Myers will continue to operate as an independent company.

         Please read the following materials for information concerning the merger and the special meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting.





                                    Michael A. Myers
                                    Chairman and Chief Executive Officer


-------------------------------------------------------------------------------

Whether or not you plan to attend the special meeting, please fill in, sign, date, and promptly return the accompanying proxy card in the enclosed envelope.

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING
  OF SHAREHOLDERS.............................................................    1

DEFINED TERMS.................................................................    2

WHAT "INCORPORATED BY
REFERENCE" MEANS..............................................................    4

EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT.........................    4

PROXY STATEMENT-PROSPECTUS....................................................    5

      SUMMARY.................................................................    6
           Parties to the Merger..............................................    6
           Reasons for the Merger.............................................    6
           Recommendation of the Myers Board..................................    7
           Approval of the Merger.............................................    7
           The Merger.........................................................    7
           Comparative Per Common Share Data..................................   11
           Selected Historical Financial Information..........................   12
           Share Prices and Dividends for
             Norwest Common Stock ............................................   15

      SPECIAL MEETING OF SHAREHOLDERS.........................................   16
           Record Date........................................................   16
           Voting Rights; Votes Required for Approval.........................   16
           Voting and Revocation of Proxies ..................................   16
           Solicitation of Proxies............................................   16
           Other Matters......................................................   17

      THE MERGER..............................................................   18
           Purpose and Effect of the Merger...................................   18
           Background of and Reasons for the Merger...........................   18
           Additional Interests of Myers Management
             in the Merger....................................................   19
           Appraisal Rights...................................................   20
           Exchange of Certificates...........................................   22
           Regulatory Approvals ..............................................   23
           Effect on Myers Employee Benefit Plans.............................   23
           Certain U.S. Federal Income
             Tax Consequences.................................................   23
           Resale of Norwest Common Stock.....................................   24
           Stock Exchange Listing.............................................   24
           Accounting Treatment...............................................   24

      THE REORGANIZATION AGREEMENT............................................   26
           Basic Plan of Reorganization.......................................   26
           Representations and Warranties.....................................   26
           Certain Covenants..................................................   27
           Conditions to the Completion of the Merger.........................   28
           Termination of the Reorganization
             Agreement........................................................   28
           Termination Fee....................................................   29
           Effect of Termination..............................................   29
           Waiver and Amendment...............................................   29
           Expenses...........................................................   29

      COMPARISON OF RIGHTS OF MYERS COMMON
      STOCK AND NORWEST COMMON STOCK..........................................   31
           Capital Stock......................................................   31
           Rights Plan........................................................   31
           Directors..........................................................   31
           Amendment of Charter Documents
             and Bylaws.......................................................   32
           Shareholder Approval of Mergers
             and Asset Sales..................................................   32
           Appraisal Rights...................................................   33
           Special Meetings...................................................   33
           Directors Duties...................................................   33
           Action Without a Meeting...........................................   34
           Limitation of Director Liability...................................   34
           Indemnification of Officers and Directors..........................   34
           Dividends..........................................................   35
           Corporate Governance Procedures;
             Nomination of Directors..........................................   35

      INFORMATION ABOUT MYERS.................................................   36
           General............................................................   36
           The Bank...........................................................   36
           Competition........................................................   36
           Regulation and Supervision.........................................   36
           Employees..........................................................   37
           Properties.........................................................   37
           Legal Proceedings..................................................   38
           Description of Securities..........................................   38
           Dividends and Dividend Policy......................................   38
           Holders and Market Information.....................................   38
           Security Ownership of Management
             and Principal Shareholders.......................................   38

      MYERS' MANAGEMENT'S DISCUSSION
      AND ANALYSIS OF MYERS' FINANCIAL
      CONDITION AND RESULTS OF
      OPERATIONS..............................................................   39
           Results of Operations..............................................   39
           Liquidity..........................................................   46
           Capital Resources..................................................   47
           Accounting Matters.................................................   47
           Impact of Inflation, Changing Prices
             and Monetary Policies............................................   48

      CERTAIN REGULATORY AND OTHER
      CONSIDERATIONS PERTAINING TO NORWEST....................................   49
           Bank Regulatory Agencies...........................................   49
           Bank Holding Company Activities;
             Interstate Banking...............................................   49
           Dividend Restrictions..............................................   50
           Holding Company Structure..........................................   50
           Regulatory Capital Standards
             and Related Matters..............................................   51
           FDIC Insurance.....................................................   53
           Fiscal and Monetary Policies.......................................   54

           Competition........................................................   54

      EXPERTS.................................................................   54

      LEGAL MATTERS...........................................................   55

      INFORMATION CONCERNING NORWEST
        MANAGEMENT............................................................   55

      WHERE YOU CAN FIND MORE
        INFORMATION...........................................................   55

      INDEX TO MYERS FINANCIAL
        STATEMENTS............................................................  F-1

      APPENDIX A     AMENDMENT TO AGREEMENT
                     AND PLAN OF REORGANIZATION
                     (A-1 -- A-2)

                     AGREEMENT AND PLAN OF
                     REORGANIZATION
                     (A-3 -- A-33)

      APPENDIX B     AGREEMENT AND PLAN OF
                     MERGER

      APPENDIX C     TEXAS BUSINESS
                     CORPORATION ACT, ARTICLES
                     5.11, 5.12 AND 5.13

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         A special meeting of shareholders of Myers Bancshares Inc. will be held on [_______________] at [______________________] at [6310 Lemmon Avenue, Suite
200 Dallas Texas 75209]. The purpose of the meeting is to vote on a proposal to approve the agreement and plan of reorganization between Myers and Norwest Corporation and the related agreement and plan of merger. These agreements provide for the merger of a newly-formed, wholly-owned subsidiary company of Norwest with Myers, and for Myers to be the surviving company. If the merger is completed, Myers will become a wholly-owned subsidiary of Norwest and Myers shareholders will receive shares of Norwest common stock for their shares of Myers common stock.

         The record date for the special meeting is [____________,1997]. Only shareholders of record at the close of business on that date can vote at the meeting.




                                             Kathy Carver
                                             Corporate Secretary

                                  DEFINED TERMS


        Following are the definitions of certain terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.


Adjusted Norwest Shares .......     the number equal to $19,870,000 divided by the Norwest Measurement Price.

Bank ..........................     Continental State Bank, a wholly-owned subsidiary of Myers.

Bank Holding Company Act ......     Bank Holding Company Act of 1956.

DGCL ..........................     Delaware General Corporation Law.

Exchange Act ..................     Securities Exchange Act of 1934.

Federal Reserve Board .........     Board of Governors of the Federal Reserve System.

FDI Act .......................     Federal Deposit Insurance Act.

FDIC ..........................     Federal Deposit Insurance Corporation.

Interstate Banking Act ........     Reigle-Neal Interstate Banking and Branching Act.

Merger ........................     the merger of Myers with Norwest MBI Merger Co., as a result of which Myers will become a wholly-owned subsidiary of Norwest.

Myers .........................     Myers Bancshares Inc. and its consolidated subsidiary, Continental State Bank.

Myers Articles ................     Myers' articles of incorporation.

Myers Board ...................     Myers' board of directors.

Myers Bylaws ..................     Myers' bylaws.

Myers Common Stock ............     Myers' common stock, par value $1,000 per share.

Norwest .......................     Norwest Corporation and its consolidated subsidiaries.

Norwest Board .................     Norwest's board of directors.

Norwest Bylaws ................     Norwest's bylaws.

Norwest Certificate ...........     Norwest's restated certificate of incorporation.

Norwest Common Stock ..........     Norwest's common stock, par value $1-2/3 per share.

Norwest MBI Merger Co. ........     a wholly-owned subsidiary of Norwest incorporated for the limited purpose of merging with Myers.

Norwest Measurement Price .....     the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting of Myers shareholders.

OCC ...........................     Office of the Comptroller of the Currency.

OTS ...........................     Office of Thrift Supervision.

Plan of Merger ................     the Agreement and Plan of Merger dated August 4, 1997 between Myers and Norwest MBI Merger Co.

Reorganization Agreement ......     the Agreement and Plan of Reorganization dated April 22, 1997 between Myers and Norwest, as amended.

SEC ...........................     Securities and Exchange Commission.

Securities Act ................     Securities Act of 1933.

TBCA ..........................     Texas Business Corporation Act


                     WHAT "INCORPORATED BY REFERENCE" MEANS

     Incorporation by reference is a concept that allows Norwest not to include in this Proxy Statement-Prospectus some of the information about Norwest that may be important to your decision whether to approve the Merger. The information is instead "incorporated" into this Proxy Statement-Prospectus by reference to one or more documents previously filed by Norwest with the SEC. For example, the information contained in Norwest's consolidated financial statements for the years ended December 31, 1996 and 1995 may be important to your decision, as may be a detailed description of Norwest's business. None of this information is physically included in this Proxy Statement-Prospectus. Instead, this Proxy Statement-Prospectus refers you to Norwest's annual report on Form 10-K, which is the document that physically contains the financial statements and the most recent description of Norwest's business.

     Information that has been incorporated by reference is considered part of this Proxy Statement-Prospectus, even though it is not physically included. As a result, the information is considered to have been disclosed to you, whether or not you obtain a copy of the document containing the information.

     This Proxy Statement-Prospectus will indicate when information has been incorporated by reference. It will also specify the document that physically contains the information. As you read this Proxy Statement-Prospectus, please make a list of the documents that you want to review in deciding whether to approve the Merger. The section entitled "Where You Can Find More Information" explains how to get copies of these documents.


                          EXPLANATORY NOTE REGARDING
                          NORWEST COMMON STOCK SPLIT

     On September 23, 1997, the Norwest Board declated a two-for-one split of Norwest Common Stock in the form of a 100% stock dividend. The stock dividend was paid on October 10, 1997, to stockholders of record on October 2, 1997. As a result of the stock split, stockholders received one additional share of Norwest Common Stock for each share they owned on October 2, 1997. On October 14,
1997, Norwest Common Stock began trading at half its pre-split price.

     As required by the Reorganization Agreement, the number of share of Norwest Common Stock to be exchanged in the Merger has been adjusted to reflect the stock split. The sections of this Proxy Statement-Prospectus that discuss the number of Norwest Common Stock issuable in the Merger reflect this adjustment. This Proxy Statement-Prospectus will indicate where other information has been adjusted or restated to reflect the stock split.

                           PROXY STATEMENT-PROSPECTUS


     This document serves as both a proxy statement of Myers and a prospectus of Norwest. As a proxy statement, it is being provided to you because the Myers Board is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will issue shares of Norwest Common Stock to you in the Merger in exchange for your shares of Myers Common Stock.

     At the special meeting, Myers shareholders will vote on the Reorganization Agreement and the Plan of Merger. The Reorganization Agreement and the Plan of Merger provide for the merger of Myers with a newly-formed, wholly-owned subsidiary of Norwest. Myers will be the surviving company in the Merger. If the Merger is completed, Myers will become a wholly-owned subsidiary of Norwest and Myers shareholders will receive shares of Norwest Common Stock for their shares of Myers Common Stock.

     This Proxy Statement-Prospectus provides detailed information concerning the Merger and the special meeting. The Reorganization Agreement is attached to this Proxy Statement-Prospectus as Appendix A. The Plan of Merger is attached as Appendix B. Both of these documents are considered part of this Proxy Statement-Prospectus. Myers and Norwest encourage you to read this entire Proxy Statement-Prospectus (including the appendixes) carefully.

                          ----------------------------

     In deciding whether to vote for the Merger and receive shares of Norwest Common Stock in exchange for your shares of Myers Common Stock, you should be aware that:

     . Neither the SEC nor any state securities regulators have approved the Norwest Common Stock offered by this Proxy Statement-Prospectus or determined whether this Proxy Statement-Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     . The shares of Norwest Common Stock offered by this Proxy Statement-Prospectus are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Norwest and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     . Norwest, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation may affect, among other things, Norwest's earnings and/or restrict its ability to pay dividends on Norwest Common Stock. See "Certain Regulatory and Other Considerations Pertaining to Norwest.

                            ----------------------------

          This Proxy Statement-Prospectus is dated October __, 1997.
  It is first being mailed to Myers shareholders on or about October __, 1997.

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the legal terms of the Merger, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

Parties to the Merger

     Norwest Corporation.......................   Norwest is a diversified financial services company organized under the laws of
     Sixth and Marquette                          Delaware and registered under the Bank Holding Company Act. Through its
     Minneapolis, Minnesota 55479                 subsidiaries and affiliates, Norwest provides retail, commercial and corporate
     (612) 667-1234                               banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                                                  At June 30, 1997, Norwest had consolidated total assets of $83.9 billion, total deposits of $52.0 billion and total stockholders' equity of $6.5 billion. Based on total assets at June 30, 1997, Norwest was the 11th largest commercial banking organization in the United States.

     Myers Bancshares Inc......................   Myers is a bank holding company headquartered in Dallas, Texas. Myers derives
     6310 Lemmon Avenue, Suite 200                substantially all of its revenues and income from the operation of its wholly-
     Dallas, Texas 75209                          owned bank subsidiary, Continental State Bank (the "Bank"), which is domiciled in
     (214) 350-6500                               Boyd, Texas. The Bank provides a full range of commercial and consumer banking services to individuals and small and middle market businesses in the areas of
                                                  Wise and Parker Counties. It has branches in Rhome, Texas and Springtown, Texas.

                                                  As of June 30 , 1997, the Bank had total deposits of $111.6 million. As of June
                                                  30, 1997, Myers had total consolidated assets of $125.5 million and total shareholders' equity of $13.2 million.

Reasons for the Merger.........................   Over many months prior to April 22, 1997, Myers management monitored developments in bank acquisitions in Texas along with developments in the banking industry generally. Recognizing both the industry trends toward competition and consolidation and the potential need for significant investments in technology to provide the products and services necessary to obtain and retain customers, Myers management began to consider alternatives that would permit Myers shareholders to realize maximum value for their investment. In evaluating various alternatives,
                                                  Myers management determined that Myers shareholders would be best served by the acquisition of Myers by a company whose stock is listed on one of the major exchanges to create liquidity for the shareholders, a

                                                  company recognized as a high performing, well regarded, and highly rated financial institution nationwide. In addition, Myers management determined that the transaction price must be adequate in terms of total consideration and that the transaction would be best structured as a non-taxable stock for stock exchange so that each individual shareholder of Myers would have the opportunity to decide in the future whether he or she desired to continue with ownership of a bank investment or would prefer to convert that ownership into cash by a sale.


Recommendation of the Myers Board..............   The Myers Board has adopted a resolution recommending that Myers shareholders approve the Merger.

Approval of the Merger.........................   The affirmative vote of at least two-thirds of the shares of Myers Common Stock outstanding is required to approve the Merger. Myers' sole director and its officers, together with their affiliates, own approximately 51.02% of the outstanding shares of Myers Common Stock. These individuals have informed Myers that they intend to vote for the Merger.
                                                  The Merger does not require the approval of Norwest's stockholders.

The Merger.....................................   In the Merger, a newly-formed, wholly-owned subsidiary company of Norwest, will merge with Myers. Myers will be the surviving company in the Merger. If the Merger is completed, Myers will become a wholly-owned subsidiary of Norwest and Myers shareholders will receive shares of Norwest Common Stock for their shares of Myers
                                                  Common Stock.

                                                  The terms of the Merger are governed by the Reorganization Agreement and the Plan of Merger. You are encouraged to read both of these documents carefully.
     What Myers Shareholders
     Will Receive (see page 26)................   In the Merger, Norwest will exchange a total of $19,870,000 in Norwest Common
                            --                    Stock for all of the outstanding shares of Myers Common Stock. Based on 147 shares of Myers Common Stock outstanding, this works out to approximately $135,170 in
                                                  Norwest Common Stock for each share of Myers Common Stock.

                                                  The Norwest Common Stock to be exchanged in the Merger will be valued at the
                                                  Norwest Measurement Price. The Norwest Measurement Price is the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange for the 20-trading day measurement period ending on the last trading day before the special meeting. For each share of Myers
                                                  Common Stock you own, you will receive that number of shares of Norwest Common
                                                  Stock equal to $135,170 divided by the Norwest Measurement Price. For example, if the Norwest Measurement Price is $30, then you would receive approximately 4,506 shares of Norwest Common Stock for each share of Myers Common Stock. If the
                                                  Norwest Measurement

                                                  Price is $32.50, then you would receive approximately 4,159 shares.

     Board of Directors and Management of
     Myers After the Merger .....                 When the Merger is complete, Norwest will own all of the outstanding shares of
                                                  Myers Common Stock. As a result, Norwest will be able to elect or appoint all of the directors and officers of Myers.

     Additional Interests of Myers'
     Management (see page 19).................    In the Merger, the sole director and the executive officers of Myers will receive
                          --                      the same consideration for their shares of Myers Common Stock as the other shareholders of Myers will receive for their shares of Myers Common Stock. The director and executive officers, however, may be deemed to have interests in the
                                                  Merger that are in addition to and separate from the interests of Myers shareholders generally.

                                                  You should also be aware that Michael A. Myers, who is Myers' principal shareholder and sole director, also is the principal shareholder in Woodhaven
                                                  National Bank which is located in Fort Worth, Texas. Woodhaven entered into a separate but simultaneous Reorganization Agreement with Norwest which also would result (if approved by Woodhaven shareholders) in the merger of Woodhaven with a wholly-owned subsidiary of Norwest, with Woodhaven shareholders receiving Norwest
                                                  Common Stock. Following completion of Norwest's acquisition of Myers or Woodhaven, whichever is later, Norwest will employ Mr. Myers on a consultation basis as chairman of the board of the Bank.

     Conditions to the Merger (see page 28).....  A number of conditions must be satisfied before the Merger can be completed. Each
                                        --        party's representations and warranties must be true, and each party must perform its obligations under the Reorganization Agreement. Also, there cannot be any change since the date of the Reorganization Agreement that has had, or would reasonably be expected to have, an adverse effect on Myers or Norwest. Some of the conditions to the Merger are subject to exceptions and to a "materiality"
                                                  standard. Certain conditions may also be waived by the party entitled to assert the condition.

                                                  Qualification of the Merger for pooling of interests accounting treatment is a condition to Norwest's obligation to complete the Merger. Norwest has been advised by its independent auditors that the Merger will not qualify for pooling treatment if Norwest's acquisition of Woodhaven National Bank is not approved by Woodhaven shareholders or for any other reason is not completed.

     Regulatory Approvals (see page 23).......   Another condition to completion of the Merger is approval of the Merger by the
                                    --           Federal Reserve Board. Norwest received Federal Reserve Board approval on July 10,
                                                  1997.

     Termination of the Reorganization
     Agreement (see page 28)...................   Norwest and Myers can agree to terminate the Reorganization Agreement without
                         --                       completing the Merger. Also, either party can terminate the Reorganization
                                                  Agreement before completion of the


                                                  Merger under various circumstances, including:

                                                  .   if a court or other governmental authority prohibits the Merger;

                                                  .   if the Merger is not completed by November 15, 1997, unless the failure of the
                                                      Merger to occur on or before that date is the fault of the party seeking to terminate; or

                                                  .   if the Myers Board, after obtaining the advice of its lawyers, determines that a competing offer to acquire Myers is more favorable than Norwest's offer;

                                                  Norwest can terminate the Reorganization Agreement under various circumstances, including:

                                                  .   if the Myers Board withdraws its approval of the Merger;

                                                  .   if, after Myers transfers, agrees to transfer or receives an offer to transfer
                                                      25% or more of its assets or voting stock to a party other than Norwest, Myers shareholders do not approve the Merger; or

                                                  .   if the special meeting is not held before September 30, 1997 and the Myers
                                                      Board has failed to perform its obligations regarding the special meeting.

     Termination Fee (see page 29).............   Myers is required to pay Norwest a fee of $600,000 if it terminates the
                               --                 Reorganization Agreement because it has received a more favorable offer. Myers is also required to pay the termination fee if Norwest terminates the Reorganization
                                                  Agreement under certain circumstances and, before the termination or within 12 months afterwards, (a) Myers transfers or agrees to transfer 25% or more of its assets or voting stock to a party other than Norwest or (b) the Myers Board approves, or recommends that shareholders approve, a transfer of 25% or more of
                                                  Myers' assets or voting stock to a party other than Norwest.

     Accounting Treatment (see page 24)........   Norwest will account for the Merger as a pooling of interests, assuming that all
                                    --            of the requirements for a pooling transaction are satisfied. Norwest has been advised by its independent auditors that, under generally accepted accounting principles, the Merger will not qualify as a pooling unless Norwest's acquisition of Woodhaven National Bank is completed. If the Merger does not qualify for pooling of interests treatment, Norwest can either (a) not complete the Merger or
                                                  (b) complete the Merger and treat it as a purchase rather than a pooling of interests. Norwest has not decided whether it will complete the Merger if the
                                                  Merger does not qualify for pooling treatment.

                                                  Under the pooling of interests accounting method, the assets and liabilities of
                                                  Myers will be carried forward to Norwest at their historical recorded values.
                                                  Norwest will not restate its balance sheet amounts and results of operations for prior periods to reflect


                                                  the combination of Myers with Norwest.

                                                  Under the purchase method, Norwest will record, at fair value, the acquired assets of Myers, less the fair value of the liabilities of Myers assumed by Norwest.
                                                  Norwest will record as goodwill any difference between the total purchase price and the sum of the fair values of Myers' net tangible and identifiable intangible assets.

                                                  Under either accounting method, Norwest will include in its results of operations the results of Myers' operations after the Merger.

     Appraisal Rights (see page 33
     and Appendix C)..........................    Myers shareholders who dissent from the Merger are entitled to receive a cash payment equal to the fair value of their shares of Myers Common Stock. To receive this cash payment, dissenting shareholders must follow the procedures outlined in
                                                  Appendix C. Failure to comply strictly with these procedures will result in the forfeiture of appraisal rights.

     U.S. Federal Income Tax
     Consequences (see page 23)...............   The Merger has been structured so that Myers shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger
                                                  (except for cash received in lieu of fractional shares). The Merger is conditioned on the receipt by Myers of a legal opinion to this effect.

     Market Information (see page 15).........   Norwest Common Stock is listed on the New York Stock Exchange and the Chicago
                                                 Stock Exchange under the symbol NOB. On April 21, 1997, the last full trading day before public announcement of the Merger, Norwest Common Stock closed at $23.0625 per share. On October, 1997, Norwest Common Stock closed at $___ per share.

                                                  There is no public market for Myers Common Stock.


                       Comparative Per Common Share Data

     The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Myers Common Stock on a historical and pro forma equivalent basis. The pro forma data in the table shows the effect of the Merger using the pooling of interests method of accounting. See "The Merger--Accounting Treatment." The historical information should be read with (a) the selected historical financial data (and related notes) for Norwest and Myers appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete consolidated financial statements of Myers appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

     The pro forma information assumes that 662,333 shares of Norwest Common Stock will be issued in the Merger. This is the number of shares that would be issued if the Norwest Measurement Price is $30. Based on 147 shares of Myers Common Stock outstanding, this would result in Norwest issuing approximately 4,506 shares of Norwest Common Stock for each share of Myers Common Stock. The ratio of 4,506 shares of Norwest Common Stock for each share of Myers Common Stock is referred to in the footnotes to the table as the "assumed exchange ratio." The actual Norwest Measurement Price (and thus the actual exchange ratio) will not be determined until the end of a 20-trading day measurement period ending on the last trading day before the special meeting.

The assumed exchange ratio of 4,506 reflects the two-for-one split of Norwest Common Stock distributed on October 10, 1997. The Norwest historical information presented in the table below has been restated to reflect the stock split. See "EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT."

     The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.


                                                 Norwest Common Stock        Myers Common Stock
                                                 ------------------------    -------------------------
                                                                Pro Forma                  Pro Forma
                                                 Historical     Combined     Historical    Equivalent
                                                 ----------     --------     ----------    ----------
BOOK VALUE (1):
       June 30, 1997                              $ 8.44           8.45      89,925.66     38,075.70
       December 31, 1996                            7.97           7.98      83,294.05     35,957.88

DIVIDENDS DECLARED (2):
       Six Months Ended June 30, 1997               0.3000         0.3000        -          1,351.80
       Year Ended December 31, 1996                 0.5250         0.5250        -          2,365.65
       Year Ended December 31, 1995                 0.4500         0.4500        -          2,027.70
       Year Ended December 31, 1994                 0.3825         0.3825        -          1,723.55

NET INCOME (3):
         Six Months Ended June 30, 1997             0.85           0.85       6,816.58      3,830.10
         Year Ended December 31, 1996               1.54           1.54      13,548.35      6,934.24
         Year Ended December 31, 1995               1.37           1.37      11,226.07      6,173.22
         Year Ended December 31, 1994               1.21           1.21       8,659.04      5,452.20

---------------------------------------

(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Myers divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Myers Common Stock represents the pro forma combined book value per share of Norwest Common Stock multiplied by the assumed exchange ratio of 4,506.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Myers Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed exchange ratio of 4,506.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Myers divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Myers Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 4,506.

                   Selected Historical Financial Information

     The following selected financial information is to aid you in your analysis of the financial aspects of the Merger. The information for Norwest is derived from its historical consolidated financial statements (and related notes) contained in its annual and quarterly reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "What Incorporation by Reference Means" and "Where You Can Find More Information." The information for Myers is derived from its historical consolidated financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus. The historical consolidated financial statements for Norwest for each of the full years shown in the table have been audited; those for interim periods have not been audited. The historical consolidated financial statements for Myers for the years ended December 31, 1996 and 1995 have been audited; those for the prior full years shown in the table and for the interim periods have not been audited. The unaudited financial information reflects, in the respective opinion of Norwest's and Myers' management, all adjustments (consisting only of normal recurring adjustments) that are considered necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.

     The Norwest financial information has been restated to reflect the two-for-one split of Norwest Common Stock distributed on October 10, 1997.


                                            Continued on the following two pages

                    Selected Historical Financial Information
                      Norwest Corporation and Subsidiaries


                                                      Six Months Ended
                                                         June 30                            Years Ended December 31
                                                   -------------------------------------------------------------------------------
                                                      1997       1996        1996        1995       1994     1993(1)       1992(2)
                                                      ----       ----        ----        ----       ----     -------       -------
                                                                        (In millions except per share amounts)
INCOME STATEMENT DATA
   Interest income...............................  $ 3,268.9     3,099.0    6,318.3     5,717.3    4,393.7    3,946.3      3,806.4
   Interest expense..............................    1,310.8     1,291.7    2,617.0     2,448.0    1,590.1    1,442.9      1,610.6
                                                   ---------  ----------  ---------   ---------  ---------  ---------   ----------
      Net interest income........................    1,958.1     1,807.3    3,701.3     3,269.3    2,803.6    2,503.4      2,195.8
   Provision for credit losses...................      122.8        87.4      394.7       312.4      164.9      158.2        270.8
   Non-interest income...........................    1,441.0     1,194.7    2,564.6     1,848.2    1,638.3    1,585.0      1,273.7
   Non-interest expenses.........................    2,161.2     1,954.3    4,089.7     3,382.3    3,096.4    3,050.4      2,553.1
                                                   ---------  ----------  ---------   ---------  ---------  ---------   ----------
      Income before income taxes.................    1,006.1       872.5    1,781.5     1,422.8    1,180.6      879.8        645.6
   Income tax expense............................      352.8       315.7      627.6       466.8      380.2      266.7        175.6
                                                   ---------  ----------  ---------   ---------  ---------  ---------   ----------
     Income before cumulative effect of a
     change in accounting method.................      653.3       556.8    1,153.9       956.0      800.4      613.1        470.0
   Cumulative effect on years prior to 1992 of
   change in accounting method...................         --          --         --          --         --         --        (76.0)
                                                   ---------  ----------- ---------   ---------  ---------  ---------   -----------
   Net income....................................  $   653.3       556.8    1,153.9       956.0      800.4      613.1        394.0
                                                   =========  ==========  =========   =========  =========  =========   ==========

PER COMMON SHARE DATA
   Net income per share:
      Primary:
        Before cumulative effect of a
        change in accounting method..............  $    0.85        0.75       1.54        1.38       1.23       0.95         0.72
        Cumulative effect on years prior to 1992
        of change in accounting method...........         --          --         --          --         --         --        (0.12)
                                                   ---------  ----------- ---------   ---------  ---------  ---------   -----------
        Net income...............................  $    0.85        0.75       1.54        1.38       1.23       0.95         0.60
                                                   =========  ==========  =========   =========  =========  =========   ==========

      Fully diluted:
        Before cumulative effect of a change in
        accounting method........................  $    0.85        0.75       1.54        1.37       1.21       0.93         0.71
        Cumulative effect on years prior to 1992
        of change in accounting method...........         --          --         --          --         --         --        (0.11)
                                                   ---------  ----------- ---------   ---------  ---------  ---------   -----------
        Net income...............................  $    0.85        0.75       1.54        1.37       1.21       0.93         0.60
                                                   =========  ==========  =========   =========  =========  =========   ==========
   Dividends declared per common share...........  $  0.3000      0.2550     0.5250      0.4500     0.3825      0.320        0.270

BALANCE SHEET DATA
   At period end:
      Total assets...............................  $83,856.3    77,849.3   80,175.4    72,134.4   59,315.9   54,665.0     50,037.0
      Long-term debt.............................   12,043.7    13,787.6   13,082.2    13,676.8    9,186.3    6,850.9      4,553.2
      Total shareholders' equity.................    6,507.1     5,634.9    6,064.2     5,312.1    3,846.4    3,760.9      3,371.8

--------------------------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Norwest acquired Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                   Selected Historical Financial Information
                     Myers Bancshares Inc. and Subsidiary

        (In thousands except per share and shares outstanding amounts)

                                            Six Months
                                           Ended June 30                           Years Ended December 31
                                        ---------------------    ----------------------------------------------------------
                                          1997        1996          1996        1995        1994        1993        1992
INCOME STATEMENT DATA
  Interest income                      $    4,590  $    4,391    $    8,975  $    8,356  $    7,316  $    7,142  $    7,872
  Interest expense                          2,068       1,990         4,054       3,879       3,012       2,934       3,599
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
    Net interest income                     2,522       2,401         4,921       4,477       4,304       4,208       4,273
  Provision for loan losses (credit)            -           -             -         (17)          -           -         118
  Non-interest income                         516         506         1,018         947         686         886       1,377
  Non-interest expenses                     1,650       1,571         3,193       3,161       3,326       3,693       3,750
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
    Income before income taxes              1,388       1,336         2,746       2,280       1,664       1,401       1,782
  Income tax expense                          386         362           754         630         391         367         458
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
  Income before cumulative effect of
    a change in accounting principle        1,002         974         1,992       1,650       1,273       1,034       1,324
  Cumulative effect on years prior to
    1993 of change in accounting
    principle                                   -           -             -           -           -         170           -
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
  Income before extraordinary credit        1,002         974         1,992       1,650       1,273       1,204       1,324
  Extraordinary credit                          -           -             -           -         176           -          73
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
  Net Income                           $    1,002  $      974    $    1,992  $    1,650  $    1,449  $    1,204  $    1,397
                                       ==========  ==========    ==========  ==========  ==========  ==========  ==========

PER COMMON SHARE DATA
  Net income per share:
    Before cumulative effect of a
      change in accounting principle
      and extraordinary credit         $ 6,816.58  $ 6,626.14    $13,548.35  $11,226.07  $ 8,659.04  $ 6,988.37  $10,939.92
    Cumulative effect on years prior
      to 1993 of change in
      accounting principle                      -           -             -           -           -    1,155.07           -
    Extraordinary credit                        -           -             -           -    1,195.63           -      605.79
                                       ----------  ----------    ----------  ----------  ----------  ----------  ----------
    Net Income                         $ 6,816.58  $ 6,626.14    $13,548.35  $11,266.07  $ 9,854.67  $ 8,143.44  $11,545.71
                                       ==========  ==========    ==========  ==========  ==========  ==========  ==========
  Dividends declared per common
    share                                       -           -             -           -           -           -           -

BALANCE SHEET DATA
  At period end:
    Total assets                          125,484     120,866       124,053     117,841     110,402     105,526     104,000
    Long-term debt                            175         200           200         225         250           -           -
    Total shareholders' equity             13,219      10,745        12,244      10,386       9,370       8,339       7,786

Note - Years prior to 1995 have been restated to give effect to a 1 for 50 reverse stock split.

Share Prices and Dividends for Norwest Common Stock

     The following table sets forth the high and low sales prices per share of Norwest Common Stock, and the cash dividends paid on Norwest Common Stock, for the quarterly periods indicated and as adjusted to reflect the two-for-one Norwest Common Stock split distributed on October 10, 1997. The prices for Norwest Common Stock are as reported on the composite tape of the New York Stock Exchange. There is no public market for Myers Common Stock.

                                                               Norwest Common Stock
                                                               --------------------
                                                    High                Low             Dividends
                                                    ----                ---             ---------
         1995
             First Quarter                         $13.1250            11.3125             0.105
             Second Quarter                         14.6875            12.5625             0.105
             Third Quarter                          16.3750            13.4375             0.120
             Fourth Quarter                         17.3750            14.6250             0.120

         1996
             First Quarter                          18.5625            15.2500             0.120
             Second Quarter                         18.7500            16.5000             0.135
             Third Quarter                          20.5000            16.5000             0.135
             Fourth Quarter                         23.4375            20.3750             0.135

         1997
             First Quarter                          26.6250            21.3750             0.150
             Second Quarter                         29.6250            22.1875             0.150
             Third Quarter                          31.8750            28.1250             0.150
             Fourth Quarter
               (through October __, 1997)

                         SPECIAL MEETING OF SHAREHOLDERS

     Myers is sending you this Proxy Statement-Prospectus to provide you with information concerning the Merger and to solicit your proxy for use at the special meeting of shareholders. The special meeting will be held at the time and place described in the Notice of Special Meeting of Shareholders on page 1 of this document. At the special meeting, shareholders of Myers will be asked to approve the Merger.


Record Date

     Myers has established ____________, 1997 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Voting Rights; Votes Required for Approval

     On the record date, there were 147 shares of Myers Common Stock outstanding and entitled to vote at the special meeting. The holders of Myers Common Stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum.

     Approval of the Merger requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Myers Common Stock. The sole director and the executive officers of Myers and their affiliates beneficially owned on the record date a total of 75 shares of Myers Common Stock, or approximately 51.02% of the outstanding shares of Myers Common Stock. Myers has been informed that these shareholders intend to vote in favor of the Merger.

Voting and Revocation of Proxies

     All shares of Myers Common Stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR approval of the Merger.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Myers before or at the special meeting or
(b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal. The proposal to approve the Merger must be approved by the holders of at least two-thirds of the outstanding shares of Myers Common Stock. Because each proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal will have the same effect as voting against the proposal.

Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of Myers may solicit proxies from Myers shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Myers will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters

     If an insufficient number of votes for the Merger is received before the scheduled meeting date, Norwest and Myers may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment.

     The Myers Board is not aware of any business to be brought before the special meeting other than the proposal to approve the Merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Myers.

                                   THE MERGER

Purpose and Effect of the Merger

     Norwest is using the Merger to acquire Myers. The effect of the Merger will be that Myers will become a wholly-owned subsidiary of Norwest and shareholders of Myers will receive shares of Norwest Common Stock for their shares of Myers Common Stock. Norwest will own all of the outstanding shares of Myers Common Stock. Shareholders of Myers will become stockholders of Norwest, and their rights will be governed by the Norwest Certificate and Norwest Bylaws rather than the Myers Articles and Myers Bylaws. See "COMPARISON OF RIGHTS OF MYERS COMMON STOCK AND NORWEST COMMON STOCK."

Background of and Reasons for the Merger

     Since the early 1990's, Myers management has monitored developments in bank acquisitions in Texas along with developments in the banking industry generally. During this time, Myers management became aware of the fact that industry trends toward competition and consolidation might combine to erode the customer base of the Bank. Moreover, the potential need for significant investments in technology to provide the products and services necessary to obtain and retain customers would impact both the cost of doing business and Myers' profits.

     Without committing Myers to any decision to sell or merge the company, Myers management determined in early 1996 to investigate whether an outright sale to or merger with another institution would be in the best interest of its shareholders. After initial internal review, Myers management decided to retain the professional expertise of Service Asset Management Company of Dallas, Texas ("SAM"). SAM is a successful broker of sale and purchase of banks in Texas whose management and representatives are comprised of individuals who in their own right have been successful bankers. Myers management engaged SAM to advise and counsel Myers about the value of the company, who might be interested in a potential acquisition of Myers, and what price could the shareholders of Myers command for their stock in the event of a sale.

     SAM identified several banks or holding companies who might have an interest in acquiring Myers. With the authorization of Myers management, SAM contacted those banks and holding companies and provided them with summary information about Myers. Norwest was one of those entities initially contacted.

     Norwest and one other bank conducted an on-site due diligence review of Myers and the Bank. Both Norwest and the other bank also reviewed the books and records of Myers.

     While the other potential acquiring bank indicated an interest in a cash purchase of Myers, Myers management pursued negotiations with Norwest because management believed that the Norwest proposal was more beneficial to Myers shareholders. The negotiation process with Norwest concluded on April 22, 1997 with the execution of the Reorganization Agreement.

     In reaching its decision to approve the terms of the Reorganization Agreement, Myers management considered a number of factors, including, without limitation, the following:

1. The familiarity of Myers management with Myers business, operations, financial condition, earnings and prospects, and its investigation (directly and through SAM) of similar matters concerning Norwest.

2. The current and prospective economic environment and competitive constraints facing Myers and the Bank, including specifically the superior products and services which larger competitors might offer to customers and the need for substantial investments by Myers and the Bank in technology to compete with such competitors.

3. Myers management's opinion that Norwest is a high performing, well regarded, and highly rated financial institution nationwide.

4. The monetary value of the Norwest Common Stock offered to Myers shareholders by Norwest (a) in absolute terms, (b) as compared to the value of offers received by Myers from qualified and informed potential acquirors, none of which offers were greater than the value of the Norwest offer, and (c) as compared to recent merger and acquisition transactions involving other banks and financial institutions in Texas and in this general area of Texas.

5. The price obtainable for Myers Common Stock at this time compared with the risk involved and possible price available at a later time.

6. The benefits of a merger with Norwest, including access to Norwest's financial and management resources and customer products, which could increase the services to the present customers of Myers.

7. Management's belief that Norwest would retain the present employees of Myers to the fullest extent possible.

8. The fact that the transaction would be structured as a non-taxable stock for stock exchange so that each individual shareholder of Myers would have the opportunity to decide in the future whether he or she desired to continue with ownership of a bank investment or would prefer to convert that ownership into cash by a sale.

9. The results of operations and financial condition of Norwest and the increased liquidity represented by Norwest Common Stock.

10.  Norwest's experience in the acquisition of other banking institutions.

     In its deliberations, Myers management did not assign any specific weights to these or any other factors.

     Based on the foregoing and other factors, the Myers Board adopted resolutions approving the Merger and recommending that Myers shareholders approve the Merger.

Additional Interests of Myers Management in the Merger

     In the Merger, the sole director and the executive officers of Myers will receive the same consideration for their shares of Myers Common Stock as the other shareholders of Myers will receive for their shares of Myers Common Stock. The director and the executive officers, however, may have interests in the Merger in addition to or separate from the interests of Myers shareholders generally.

     Indemnification and Limitations on Liability. In the Reorganization Agreement, Norwest has agreed to indemnify, defend and hold harmless the officers, directors and employees of Myers and the Bank against losses, expenses, claims, damages and liabilities arising out of the Merger to the fullest extent permitted or required by the Myers Articles and the Myers Bylaws and the comparable governing documents of the Bank. Norwest has also agreed to ensure that all rights to indemnification and limitations of liability existing in favor of those officers, directors and employees with respect to claims arising from facts or events occurring before completion of the Merger will continue in full force and effect after the Merger.

     Sale of Woodhaven National Bank to Norwest. Norwest has agreed to acquire Woodhaven National Bank, a national banking association located in Fort Worth, Texas, for $10,000,000 in Norwest Common Stock. Myers Bancshares Inc. owns 8,820 shares of Woodhaven common stock, or approximately 4.9% of the outstanding shares of Woodhaven common stock. Michael A. Myers, chairman and chief executive officer of Myers Bancshares, beneficially owns 111,850 shares of Woodhaven common stock, or approximately 62.1% of the outstanding shares of Woodhaven common stock. Mr. Myers also beneficially owns 73 shares of Myers Common Stock, or approximately 49.7% of the outstanding shares of Myers Common Stock. Completion of the Merger is not conditional on Norwest's acquisition of Woodhaven, or vice versa. Nonetheless, Norwest has been advised by its independent auditors that the Merger will not qualify for pooling of interests accounting treatment if Norwest's acquisition of Woodhaven is not completed. Qualification of the Merger for pooling of interests accounting treatment is a condition to Norwest's obligation to complete the Merger. Norwest has not decided whether it will waive this condition if the condition is not satisfied. See "--Accounting Treatment" and "THE REORGANIZATION AGREEMENT-Conditions to the Completion of the Merger."

     Michael A. Myers Employment and Non-Competition Agreement. After completion of the Merger or upon Norwest's acquisition of Woodhaven National Bank, whichever is later, Norwest will employ Mr. Myers on a consultative basis as chairman of the board of the Bank. The term of Mr. Myers' employment will be for one year, unless the term is renewed or extended by Norwest and Mr. Myers. Mr. Myers will receive annual compensation of $45,000. Following the termination of his employment with Norwest, Mr. Myers will be subject to restrictions against engaging in the business of banking in certain Texas counties for a period of 12 months. Mr. Myers will receive a total of $45,000 for abiding by these restrictions, payable in two equal installments. The first installment is payable when the restrictions take effect--that is, after termination of his employment with Norwest. The second installment is payable six months later.

     Michael A. Fowler Employment and Non-Competition Agreement. After completion of the Merger, Norwest will employ Michael A. Fowler as president of the Bank. The term of Mr. Fowler's employment will be for two years, unless the term is renewed or extended by Norwest and Mr. Fowler. Mr. Fowler will receive annual compensation of $92,000 during the first year of the term. After the first year, Norwest may increase Mr. Fowler's compensation based on his performance. Following the termination of his employment with Norwest, Mr. Fowler will be subject to restrictions against engaging in the business of banking in certain Texas counties for a period of 12 months. Mr. Fowler will receive a total of $92,000 for abiding by these restrictions, payable in two equal installments. The first installment is payable when the restrictions take effect--that is, after termination of his employment with Norwest. The second installment is payable six months later.

Appraisal Rights

     The following is a summary of the appraisal rights of dissenting shareholders under Texas law. It is based on the provisions of Articles 5.11,
5.12 and 5.13 of the TBCA, copies of which are attached to this Proxy Statement-Prospectus as Appendix C. To understand your appraisal rights fully, you should read these provisions carefully.

     What "Dissenters' Rights of Appraisal" Are. Dissenters' rights of appraisal (or simply "rights of appraisal") refer to the right of shareholders who disagree with a particular corporate action to receive the cash value of their shares in lieu of whatever payment is called for by that corporate action. Under the TBCA, you have this right in connection with the Merger. As a result, in lieu of receiving shares of Norwest Common Stock, you may elect to receive the cash value of your shares of Myers Common Stock. The value of your shares will be measured as of the day immediately before the Merger, excluding any increase or decrease in value in anticipation of the Merger--that is, the value will not reflect the expected effects of the Merger on the value of Myers.

     You must take a number of steps to exercise your appraisal rights. Failure to take these steps strictly in the manner required will result in your losing your appraisal rights. If you lose your appraisal rights, you will be bound by the Merger and will receive shares of Norwest Common Stock for your shares of Myers Common Stock.

  Steps You Need to Take to Exercise Your Rights of Appraisal.

     Before the Special Meeting--Notify Myers of your intent to dissent from the Merger and refrain from voting for the Merger. Before the special meeting, you must deliver or mail written notice to Myers of your intent to exercise your right to dissent if the Merger is completed. Your notice must give an address where Myers can notify you if the Merger is completed. Also, you must not vote any of your shares in favor of the Merger.

     Simply voting against the Merger is not sufficient to exercise your appraisal rights. You must notify Myers as mentioned above and take the other steps described below.

     After the Special Meeting--Demand payment for your shares and submit your share certificates. If Myers shareholders approve the Merger and you have taken the required steps before the special meeting, Myers will deliver or mail written notice to you of completion of the Merger within 10 days after the Merger becomes effective. You will have 10 days after delivery or mailing of this notice to you to make a written demand on Myers, as the surviving company in the Merger, for payment of the fair value of your shares. You must state in your demand the number of shares of Myers Common Stock you own and your estimate of the fair value of your shares. Within 20 days after demanding payment for your shares, you must submit all of your share certificates to Myers so that Myers can note your demand on the certificates.

     You will lose your appraisal rights if you fail to demand payment for your shares within the required 10-day period. Also, if you fail to submit your share certificates within the required 20-day period, Myers has the option to terminate your appraisal rights, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

  How the Fair Value of Your Shares Will be Determined.

     You and Myers Agree on an Estimated Fair Value. Within 20 days after Myers receives your demand for payment, it will deliver or mail notice to you indicating whether it accepts your estimate of the fair value of your shares. If Myers accepts your estimate, it will pay this amount within 90 days after the date the Merger is completed, upon surrender of your duly endorsed share certificates. If Myers does not accept your estimate, it will state in the notice its estimated fair value of your shares. You will have 60 days after completion of the Merger to accept Myers' estimated value. If you do, Myers will pay this amount to you within 90 days after completion of the Merger, upon surrender of your duly endorsed share certificates. Upon payment to you of the agreed value, whether based on your estimate or Myers' estimate, you will cease to have any interest in your shares or in Myers.

     No Agreement is Reached on the Fair Value of Your Shares--Court Ordered Appraisal. If you do not agree with Myers' estimate of the fair value of your shares, then either you or Myers may file a petition in any court of competent jurisdiction in Dallas County, Texas, asking the court to determine the fair value of your shares. The petition must be filed within 120 days after completion of the Merger. The court will notify by registered mail all shareholders who have demanded payment for their shares and who have been unable to reach an agreement with Myers as to the fair value of their shares. The court's notice will state the time and place of the hearing at which the court will consider the petition.

     The court will appoint one or more appraisers to determine the value of Myers Common Stock. The appraisers may examine the books and records of Myers and conduct such other investigation as they deem proper. The appraisers must afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers will then determine the fair value of the shares and report this value to the office of the clerk of the court. The clerk of the court will notify all parties of this value. After hearing any legal or factual exceptions to the report, the court will then determine the fair value of the shares and direct Myers to pay that value, together with interest for the period beginning 91 days after completion of the Merger and ending on the date of the court's decision, to the shareholders entitled to payment, upon surrender of their duly endorsed share certificates. The court's determination of the value of Myers Common Stock will be binding on Myers and all shareholders who have been so notified. Upon payment of this amount, dissenting shareholders will cease to have any interest in their shares or in Myers. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner that the court determines is fair and equitable.

     Withdrawing Your Demand for Payment. You may withdraw your demand for payment at any time before payment for your shares and before any petition is filed seeking a determination of the fair value of the shares. With Myers' consent, you may withdraw your demand after the petition is filed.

     When You Will be Presumed to Have Approved the Merger. You will be presumed to have approved the Merger if (a) you withdraw your demand for payment within the time allowed, (b) Myers has terminated your appraisal rights because you did not, within the time allowed, submit your certificates to Myers for notation of your demand for payment, (c) no petition for a court hearing was filed within the time allowed or (d) a petition is filed but the court determines that you are not entitled to exercise dissenters' appraisal rights. If you are presumed to have approved the Merger, you will be bound by the Merger and will cease to have any rights in the shares or in Myers. Upon surrender of your duly endorsed certificates for your shares of Myers Common Stock, you will receive shares of Norwest Common Stock and will be entitled to receive any dividends and other distributions made to stockholders of Norwest since completion of the Merger.

     Right of Appraisal is Your Only Remedy if You Object to the Merger. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA is the exclusive remedy for the recovery of the value of your shares if you object to the Merger. If Myers complies with the requirements of Article 5.12 but you do not, you will not be entitled to bring suit for the recovery of the value of your shares or money damages with respect to the Merger.


Exchange of Certificates

     After completion of the Merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of Myers Common Stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest Common Stock.

     MYERS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest Common Stock after completion of the Merger will be paid to the holder of any certificates for shares of Myers Common Stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest Common Stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest Common Stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest Common Stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest Common Stock in exchange for lost, stolen or destroyed certificates for Myers Common Stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Merger, no transfers will be permitted on the books of Myers. If, after completion of the Merger, certificates for Myers Common Stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest Common Stock.

     None of Norwest, Myers, the exchange agent or any other person will be liable to any former holder of Myers Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

     The Merger is subject to the prior approval of the Federal Reserve Board. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. Norwest received the approval of the Federal Reserve Board on July 10, 1997.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the Federal Reserve Board has determined that the consideration to be received by Myers shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

     Norwest and Myers are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. Norwest and Myers intend to seek any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENT AND THE PLAN OF CONSOLIDATION--Conditions to Completion of the Merger" and "--Termination of the Reorganization Agreement."

Effect on Employee Benefit Plans

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Myers will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Myers will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Merger.

Certain U.S. Federal Income Tax Consequences of the Merger to Myers Shareholders

     The following is a summary of the anticipated U.S. federal income tax consequences of the Merger to Myers shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation or address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

     The anticipated U.S. federal income tax consequences to Myers shareholders are as follows:

     . A shareholder who receives shares of Norwest Common Stock in exchange for shares of Myers Common Stock will not recognize any gain or loss on the receipt of the shares of Norwest Common Stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     . A shareholder's tax basis in the shares of Norwest Common Stock received will be the same as the shareholder's tax basis in the shares of Myers Common Stock exchanged in the Merger, less any cash received in lieu of fractional shares.

     . The holding period of the shares of Norwest Common Stock received by a shareholder will include the holding period of the shareholder's shares of Myers Common Stock exchanged in the Merger, but only if the shares of Myers Common Stock were held as a capital asset at the time the Merger is completed.

     Myers is not required to complete the Merger unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Merger. The opinion may make certain assumptions and may rely on representations of the parties to the Merger as to factual matters. It will represent counsel's judgment as to the tax status of the Merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that the IRS would not prevail in the event the tax consequences of the Merger were litigated.

     Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them from the Merger.

Resale of Norwest Common Stock

     The Norwest Common Stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to Myers shareholders who are considered "affiliates" of Myers or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of Myers may not sell the shares of Norwest Common Stock received in the Merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     Myers has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be an affiliate of Myers that the person will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by the person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Myers.

Stock Exchange Listing

     The shares of Norwest Common Stock to be issued in the Merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

Accounting Treatment

     Pooling of Interests vs. Purchase--Determining Which Method to Apply. Under generally accepted accounting principles, a business combination such as the Merger is treated either as a pooling of interests or as a purchase. A business combination is treated as a pooling transaction if it meets certain specified criteria. A business combination that does not meet all of these criteria is treated as a purchase.

     Norwest will account for the Merger as a pooling of interests, assuming all of the criteria for pooling treatment are satisfied. One of the criteria for pooling treatment is that Myers and Norwest, as the combining entities in the

Merger, each be relatively autonomous and not part of a larger business. For this purpose, a company will be treated as comprising part of a larger business if it is owned or controlled by one or a few individuals and is in the same line of business as other companies under common ownership or control. To qualify for pooling treatment in such a case, all of the companies in the same line of business must be part of the combination.

     Michael A. Myers, the sole member of the Myers Board and the beneficial owner of approximately 49.7% of the outstanding shares of Myers Common Stock, also beneficially owns approximately 62.1% of the outstanding voting stock of Woodhaven National Bank located in Fort Worth, Texas. Norwest has been advised by its independent auditors that this is sufficient common ownership or control to cause Myers and Woodhaven to be treated as part of the same business. As a result, Norwest has been advised by its auditors that a business combination involving Myers or Woodhaven, but not both, would not qualify for pooling of interests accounting treatment because it would involve only part of this business.

     Contemporaneous with entering into the Reorganization Agreement, Norwest agreed to acquire Woodhaven National Bank. The acquisition is subject to the approval of Woodhaven shareholders. As discussed above, if the Woodhaven acquisition is not approved by Woodhaven shareholders or for any other reason is not completed, Norwest has been advised by its independent auditors that the Merger will not qualify for pooling of interests accounting treatment. Qualification of the Merger for pooling of interests accounting treatment is a condition to Norwest's obligation to complete the Merger. Norwest has not decided whether it will waive this condition if the condition is not satisfied. See "THE REORGANIZATION AGREEMENT--Conditions to the Completion of the Merger."

     If the Merger does not qualify for pooling treatment and Norwest nonetheless completes the Merger, Norwest will account for the Merger using the purchase method.

     Treatment of the Merger under Pooling of Interests and Purchase Methods. Under the pooling of interests method of accounting, the assets and liabilities of Myers will be carried forward to Norwest at their historical recorded values. Because the Merger is not material to the consolidated financial statements of Norwest, Norwest will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of Myers with Norwest.

     Under the purchase method of accounting, Norwest will record, at fair value, the acquired assets of Myers, less the fair value of the liabilities of Myers assumed by Norwest. Norwest will record as goodwill any difference between the total purchase price and the sum of the fair values of Myers' net tangible and identifiable intangible assets.

     Under either accounting method, Norwest will include in its results of operations the results of Myers' operations after the Merger.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the pooling of interests method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                         THE REORGANIZATION AGREEMENT


   The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus. See "WHAT INCORPORATED BY REFERENCE MEANS."

   This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Myers shareholders are encouraged to read this document carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.

Basic Plan of Reorganization

   Structure. Under the Reorganization Agreement, Norwest MBI Merger Co. will be merged by statutory merger with Myers. Myers will be the surviving company. Shares of Myers Common Stock outstanding immediately before the Merger will be exchanged for shares of Norwest Common Stock. When the Merger is complete, Myers shareholders will own Norwest Common Stock and Norwest will own all of the outstanding shares of Myers Common Stock. (paragraph 1(a))

   Consideration.

     Norwest Common Stock. As part of the Merger, each share of Myers Common Stock will be converted into the right to receive the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Myers Common Stock outstanding. The "Adjusted Norwest Shares" will equal $19,870,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" means the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting. (paragraph 1(a)) Under the Reorganization Agreement, no more than 147 shares of Myers Common Stock may be outstanding at the time the Merger is completed. (paragraph 2(c)) As a result, for purposes of determining the number of shares of Norwest Common Stock you will receive, you may assume that there will be 147 shares of Myers Common Stock outstanding.

     The price of Norwest Common Stock on the day the Merger is completed may be higher or lower than the Norwest Measurement Price. No adjustment will be made to the number of shares of Norwest Common Stock you will receive to reflect fluctuations in the price of Norwest Common Stock after the special meeting.

     Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest Common Stock you will receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before completion of the Merger. (paragraph 1(c))

     Completion. Norwest and Myers expect the Merger to be completed promptly after approval of the Merger by Myers shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

Representations and Warranties

     The Reorganization Agreement contains various representations and warranties by Norwest and Myers as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Merger, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Merger, they function primarily as a due diligence device and a closing condition (that is, they have to continue to be true in all material respects until the Merger is completed).

Certain Covenants

     The Reorganization Agreement contains various covenants and agreements that govern the actions of Myers, the Bank, and Norwest pending completion of the Merger. Some of the more important covenants are summarized below.

   Conduct of Business.

     Myers. Myers has agreed that Myers and the Bank will each maintain their corporate existence in good standing, maintain the general character of their business, conduct their business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Myers and the Bank are each required to obtain the consent of Norwest before they renew any existing loan for more than $300,000 or establish any new customer borrowing relationship of more than $100,000. The Reorganization Agreement places restrictions on the ability of Myers and the Bank to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of their capital stock, (c) issuing shares of their capital stock, (d) declaring dividends or purchasing their capital stock, (e) selling their assets and (f) raising the compensation of their officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

     Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (paragraph 5)

   Competing Transactions. Myers has agreed that neither it nor the Bank will directly or indirectly solicit, authorize the solicitation of, or, except as noted below, enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase the common stock of Myers or the Bank, any security convertible into the common stock of Myers or the Bank, or any other equity security of Myers or the Bank, (b) make a tender or exchange offer for any shares of the common stock or other equity security of Myers or the Bank, (c) purchase, lease or otherwise acquire the assets of Myers or the Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Myers or the Bank. Myers may enter into discussions concerning the foregoing and provide information on Myers if the Myers Board concludes, in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law. Myers has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

   Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest Common Stock to be issued in the Merger. In addition, Myers has agreed to (a) establish such additional accruals and reserves as is necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Myers' business after the Merger and (b) use its best efforts to deliver to Norwest prior to completion of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Myers who may reasonably be deemed an "affiliate" of Myers within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(k) and 4(l)) See "Resale of Norwest Common Stock."

Conditions to the Completion of the Merger

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Merger. For the most part, these conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval and the receipt by Myers of a favorable tax opinion. The obligations of each party are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and the absence of any changes that have had or might be reasonably expected to have an adverse effect on Myers. Each of these last three conditions is subject to a "materiality" standard. Any condition to the Merger may be waived by the party seeking to assert the condition. (paragraphs 6, 7 and 8)

     Norwest's obligation to complete the Merger is conditional upon the Merger qualifying for pooling of interests accounting treatment. (paragraph 8(f)) Norwest has been advised by its independent auditors that, under generally accepted accounting principles, the Merger will qualify as a pooling transaction only if Norwest's acquisition of Woodhaven National Bank is completed. If Norwest's acquisition of Woodhaven is not approved by Woodhaven shareholders or for any other reason is not completed, Norwest has been advised by its auditors that the Merger will not qualify for pooling of interests accounting treatment. Norwest's acquisition of Woodhaven cannot be completed unless it is approved by the holders of at least two-thirds of the outstanding shares of Woodhaven voting stock. Michael A. Myers, the beneficial owner of approximately 62.1% of the outstanding shares of Woodhaven voting stock, has indicated that he intends to vote against the Woodhaven transaction based on the current market price of Norwest Common Stock (approximately $___ per share as of October ___, 1997). Norwest has not decided whether it will waive the condition that the Merger qualify as a pooling if the condition is not satisfied. See "THE MERGER--Additional Interests of Myers' Management in the Merger" and "--Accounting Treatment."


Termination of the Reorganization Agreement

     Termination by Mutual Consent. Norwest and Myers can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 10(a)(i))

     Termination by Either Norwest or Myers. Either Norwest or Myers can terminate the Reorganization Agreement if any of the following occurs:

     . The Merger has not become effective by November 15, 1997 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (paragraph 10(a)(ii))

     . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 10(a)(iii))

     . The Myers Board determines in good faith that a "Takeover Proposal" constitutes a "Superior Proposal," except that Myers can only terminate the Reorganization Agreement if it has performed its obligations under the Reorganization Agreement and pays Norwest a termination fee of $600,000 at the time of termination. (paragraph 10(a)(iv))

     . "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Myers or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Myers. "Superior Proposal" means a Takeover Proposal that the Myers Board determines in good faith, after taking into account the advice of counsel, is more favorable to Myers and its shareholders than the Merger.

     Termination by Norwest. Norwest can terminate the Reorganization Agreement if:

     . The Myers Board withdraws or modifies in a manner materially adverse to Norwest its approval of the Merger. (paragraph 10(a)(v))

     . Myers shareholders do not approve the Merger at the special meeting after (1) an "Acquisition Event" occurs, (2) Myers agrees to engage in an Acquisition Event or (3) a third party makes a proposal to Myers or its shareholders to engage in an Acquisition Event. (paragraph 10(a)(v))

     . The special meeting is not held before September 30, 1997 and Myers has not performed its obligations under the Reorganization Agreement regarding the special meeting. (paragraph 10(a)(v))

     . "Acquisition Event" means any of the following: (a) a merger, consolidation or similar transaction involving Myers, the Bank or any successor to Myers or the Bank, (b) a purchase, lease or other acquisition in one or a series of related transactions of assets of Myers or the Bank representing 25% or more of the consolidated assets of Myers and the Bank or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Myers or the Bank in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

Termination Fee

     If Norwest terminates the Reorganization Agreement because the Myers Board determines that a Takeover Proposal constitutes a Superior Proposal, Myers is required to pay Norwest a termination fee of $600,000 within five business days after termination. Myers is also required to pay Norwest a termination fee of $600,000 if Norwest terminates the Reorganization Agreement under one of the circumstances described in "Termination by Norwest" above and before such termination or within 12 months after such termination (a) Myers, the Bank or any successor to Myers or the Bank agrees to engage in an Acquisition Event or an Acquisition Event occurs or (b) the Myers Board approves an Acquisition Event or recommends to Myers shareholders to approve an Acquisition Event.

Effect of Termination

     Generally, if the Reorganization Agreement is terminated by either party, the Reorganization Agreement becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Merger survive termination. (paragraph 10(b))


Waiver and Amendment

     Either party may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 10(d))

     Norwest and Myers can amend the Reorganization Agreement at any time before the Merger is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after the Merger is approved by shareholders if the amendment would change in a manner adverse to Myers shareholders the consideration to be received by Myers shareholders in the Merger. (paragraph 10(c))


Expenses

     Norwest and Myers will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 11) Myers will pay an unrelated party a finder's fee of $200,000 in connection with the Merger.

                    COMPARISON OF RIGHTS OF HOLDERS OF MYERS
                      COMMON STOCK AND NORWEST COMMON STOCK

     Myers is a bank holding company incorporated under the laws of the state of Texas. The rights of Myers shareholders are governed by the TBCA, the Myers Articles and the Myers Bylaws. Norwest is incorporated under the laws of the state of Delaware. The rights of Norwest stockholders are governed by the DGCL, the Norwest Certificate and the Norwest Bylaws. Upon completion of the Merger, Myers shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL, the Norwest Certificate and the Norwest Bylaws.

     The following is a summary of certain differences between the TBCA and the DGCL, as well as differences between the Myers Articles and Myers Bylaws and the Norwest Certificate and Norwest Bylaws. You can find additional information concerning the rights of Norwest stockholders in the Norwest Certificate and Norwest Bylaws themselves and Norwest's current report on Form 8-K dated October 10, 1997 and filed with the SEC on October 14, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest Common Stock and the preferred stock purchase rights that accompany shares of Norwest Common Stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest Common Stock. The information set forth below concerning the outstanding shares of Norwest capital stock supersedes the comparable information contained in the current report.

     The Norwest Certificate and the Norwest Bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy Statement-Prospectus by reference. See "WHAT INCORPORATION BY REFERENCE MEANS" AND "WHERE YOU CAN FIND MORE INFORMATION."

Capital Stock

     Norwest. The Norwest Certificate currently authorizes the issuance of 1,000,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At June 30, 1997, there were 374,268,784 shares of Norwest Common Stock outstanding, 1,046,234 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding. The outstanding share numbers have not been restated to reflect the two-for-one split of Norwest Common Stock distributed on October 10, 1997. See "EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT."

     Myers. Myers Articles authorize the issuance of 2,000 shares of Myers Common Stock. As of the date of this Proxy Statement-Prospectus, there are 147 shares of Myers Common Stock issued and outstanding.

Rights Plan

     Norwest. Each share of Norwest Common Stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest Common Stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     Myers. Holders of Myers Common Stock do not have any purchase rights similar to holders of Norwest Common Stock. No other plan similar to the Norwest rights plan exists.

Directors

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon.

Vacancies on the Norwest Board may be filled by a majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

     Myers. Myers Bylaws provide for a single director. The director serves for a one year term or until his or her earlier death, resignation or removal. The director is elected by holders of a majority of the shares present at a meeting at which a quorum is present. The director can be removed, without cause, by the same vote of Myers shareholders.

Amendment of Charter Document and Bylaws

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's Stockholders.

     Myers. Under the TBCA, amendments to the Myers Articles require approval of a majority of the Myers Board and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Myers Common Stock. The Myers Bylaws may be amended by a majority of the Myers Board and also by the holders of a majority of Myers Common Stock at a meeting at which a quorum is present.

Approval of Mergers and Asset Sales

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     Myers. The TBCA requires certain mergers to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote; provided that the articles of incorporation may require a vote of a different number, not less than a majority, of the shares outstanding. The Myers Articles do not provide for any class of stock other than the Myers Common Stock and do not provide for a different number of shares for approval of a merger. For that reason, as described above, the affirmative vote of holders of at least two-thirds of the Myers Common Stock is required for a merger with Norwest. The TBCA similarly requires that a sale of all or substantially all of the assets of Myers not made in the ordinary course of business be approved by the affirmative vote of holders of at least two-thirds of the Myers Common Stock.

Appraisal Rights

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     Myers. Shareholders of Texas corporations are entitled to exercise certain dissenters' appraisal rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation not made in the ordinary course of business, and with the exception discussed below, a merger or consolidation. Under Article 5.11B of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholders is either listed on a national securities exchange or is held of record by not less than 2,000 shareholders and, pursuant to the plan of merger, such shareholder is not required to accept for his or her shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange, or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. Shareholders of Myers will receive merger consideration that satisfies the provisions of TBCA Article 5.11B described in subparagraphs (a) and (b) above; however, because the Myers Common Stock is not listed on a national securities exchange and is held of record by fewer than 2,000 holders, dissenters' appraisal rights will be available to Myers shareholders. See "THE MERGER--Appraisal Rights"

Special Meetings.

     Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of the Norwest Board. Holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

     Myers. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than ten percent (10%) of all shares entitled to vote at the meeting, unless a different percentage, not to exceed fifty percent (50%), is provided for in the articles of incorporation. The Myers Articles and the Myers Bylaws provide that special meetings may be called by holders of 10% or more of the Myers Common Stock and do not otherwise expand the above provisions of the TBCA regarding calling of special meetings.

Director Duties

     Norwest. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     Myers. The TBCA does not specifically enumerate the so-called "fiduciary duties" of a director. Judicial decisions have established that directors must carry out their duties as a director with due care and loyalty. Due care is described in certain cases as ordinary care and others as a lack of gross negligence and intentional misconduct. Directors also have a duty of fairness to minority shareholders.

Action Without a Meeting

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     Myers. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders. However, the TBCA also allows that the articles of incorporation to provide that any action required or permitted to be taken at a shareholder's meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders. Myers Articles do not provide for shareholder action without a meeting by less than unanimous consent of its shareholders.

Limitation of Director Liability

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of
Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     Myers. The Texas Miscellaneous Corporations Laws Act permits a corporation's articles of incorporation to set limits on the extent of a director's liability except liability for monetary damages cannot be eliminated for (a) a breach of duty of loyalty to the corporation or its shareholders, (b) a failure to act in good faith that constitutes a breach of duty to the corporation or where a director engages in intentional misconduct or knowingly violates the law, (c) a transaction from which the director obtains an improper benefit, and (d) an act or omission for which liability is expressly provided for by statute. The Myers Articles do not contain any limits on the liability of its directors.

Indemnification of Officers and Directors

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Myers. The TBCA provides that a corporation may indemnify an individual if the individual (a) acted in good faith, (b) in a manner he reasonably believed, in the case of conduct in his official capacity, was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Myers Bylaws generally provide that directors and officers shall be indemnified against any costs, expenses and liabilities imposed upon or reasonably incurred by the director or officer in connection with any proceeding in which the officer or director is named as a defendant by reason of having been an officer or director of Myers or the Bank except that the right of indemnification does not apply (i) if the director or officer was finally adjudged to be liable for negligence or misconduct, or (ii) to sums paid by the director or officer in settlement of a claim based on alleged dereliction of duty.

Dividends

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Myers. Under the TBCA, corporations are generally permitted to pay dividends to the extent that the net assets of the corporation exceed the aggregate par value of the corporation's outstanding stock or, in the case of stock without par value, the aggregate stated capital of such stock. Holders of Myers Common Stock are entitled to receive their pro rata share of any dividends declared by the Myers Board from assets legally available to pay dividends. Myers is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

Corporate Governance Procedures; Nomination of Directors

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     Myers. The Myers Bylaws do not contain any specific provisions regarding nomination of directors or shareholder proposals for items of business at a shareholders' meeting. The Myers Bylaws provide that special meetings of shareholders may be called by the president, the board of directors or holders of 10% of the outstanding Myers Common Stock.

                            INFORMATION ABOUT MYERS


General

     Myers is a Texas bank holding company, incorporated in 1981. Myers maintains its principal office at 6310 Lemmon Ave., Suite 200, Dallas, Texas 75209. Its telephone number is (214) 350-6500. Myers derives substantially all of its revenues and income from the operation of the Bank.

The Bank

     The Bank conducts a general commercial and consumer banking business, which includes the acceptance of deposits from consumers and the origination of commercial, real estate, installment and other loans. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing accounts, savings accounts and money market accounts. Loans consist of commercial loans directed to small and middle market businesses, loans to individuals, loans to ranchers and farmers and commercial real estate loans, residential mortgages and construction loans.

     The Bank provides traditional commercial and consumer banking services to its customers through a main office located in Boyd, Texas and branch facilities located in Springtown and Rhome, Texas.

Competition

     The Bank encounters strong competition both in making loans and attracting deposits. The state of Texas permits statewide branch banking and statewide savings and loan branching. Moreover, the Bank competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and certain other nonfinancial institutions. The continued liberalization of the banking and securities industries may also increase competitive pressures on the Bank.

     Management believes the Bank is well positioned to compete successfully in its primary market area, although no assurances can be given in this regard. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. Management believes, however, that the Bank's long-term presence, local expertise and ongoing commitment to the community, as well as its commitment to quality and personalized banking services, are factors that contribute to the Bank's competitiveness.

Regulation and Supervision

     Regulation of Myers. Myers is a bank holding company under the Bank Holding Company Act and therefore is subject to regulation and supervision by the Federal Reserve Board. As such, Myers is required to file reports with and furnish such other information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act, and to subject itself to examination by the Federal Reserve Board.

     Regulation of the Bank. The Bank is a state banking association and is therefore subject to regulation, supervision, and examination by the Texas Department of Banking. The Bank is also a member of the FDIC. Requirements and restrictions under the laws of the state of Texas and the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders and minimum capital requirements.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, Myers is required to maintain minimum Tier 1 and total capital to risk-adjusted assets ratios of 4% and 8%, respectively, and a minimum "leverage ratio" of 3%. At December 31, 1996 and 1995, Myers' Tier 1 and total capital to risk-adjusted assets ratios and its leverage ratio were as follows.

                                                            December 31
                                                   ----------------------------
                                                        1996            1995
    Tier 1 to risk-adjusted assets.................    19.15%          17.14%
    Total capital to risk-adjusted assets..........    20.41%          18.40%
    Leverage ratio.................................     9.53%           8.40%

For a general discussion of the Federal Reserve Board's risk-based capital guidelines and the criteria applied to calculate the ratios, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST -- Regulatory Capital Standards and Related Matters."

     In 1995 the FDIC approved reduced assessment rates applicable to BIF-insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period. Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. The Bank was within the Subgroup A category as of December 31, 1996. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST--FDIC Insurance."

Employees

     Myers and the Bank had approximately 56 full time equivalent employees as of June 1, 1997. None of the employees is represented by any collective bargaining agreement, and management believes its employee relations are good. Myers and its subsidiaries are equal opportunity employers and provide equal employment opportunities to individuals without regard to race, sex, age, national origin, religion, veteran status, handicap or familial status.

Properties

     Myers' principal executive offices are located at 6310 Lemmon Ave., Suite 200, Dallas, Texas 75209. The main office of the Bank is located at 201 West Rock Island, Boyd, Texas 76023, and is owned by the Bank. The original building was built in 1969 with approximately 6,000 square feet. An additional 3,200 square feet of space was added in 1991 along with a complete remodeling of the interior. The Bank's drive-through facility contains one commercial window, three operating drive-through lanes, and one lane available for future expansion. The ATM for the Boyd office is located in the drive-through facility and is open 24 hours per day. A night depository is also available 24 hours per day.

     The Rhome Branch is located at 101 Highway 287, Rhome, Texas 76078, and is owned by the Bank. The building was acquired in 1987 when the Bank purchased the failed First National Bank of Rhome from the FDIC. The building is approximately 20 years old and contains approximately 6,000 sq. ft. The drive-through facility contains one commercial window and one additional drive-through lane. The Bank's ATM is located in the front parking lot and is open 24 hours a day. A night depository is also available 24 hours a day.

     The Springtown Branch is located at 201 South Main, Springtown, Texas 76082. The building is owned by the Bank and contains approximately 6,000 sq. feet. The Bank acquired the building in 1993 with the acquisition of First Bank & Trust, Springtown. The drive-through facility contains one commercial window and three additional drive-through lanes. The ATM is located in the drive-through facility and is open 24 hours a day. A night depository is also available 24 hours per day.

Legal Proceedings

     The Bank periodically is involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management of Myers does not believe there is any proceeding, threatened or pending against Myers or the Bank which, if determined adversely, would have a materially adverse effect on the financial position or results of operations of Myers.

Description of Securities

     Myers authorized capital stock consists of 2,000 shares of Myers Common Stock. At _________, 1997, the record date for the Special Meeting, there were outstanding 147 shares of Myers Common Stock.

     Holders of shares of Myers Common Stock are entitled to one vote for each share owned of record on all matters to be voted upon by the shareholders. Holders of Myers Common Stock are entitled to share ratably in dividends and, in the event of a liquidation, dissolution or winding up of Myers, to share pro rata, after payment of all debts and other liabilities, all of the remaining assets of Myers available for distribution to its shareholders. The holders of shares of Myers Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions applicable to such shares.

Dividends and Dividend Policy

     Holders of Myers Common Stock are entitled to receive dividends when, as and if declared by the Myers Board out of funds legally available therefore. No dividends have ever been paid on the Myers Common Stock and none are presently contemplated. The Reorganization Agreement prohibits Myers from paying dividends without the consent of Norwest.

     Myers' source of funds to pay dividends on the Myers Common Stock is the cash dividends Myers receives from the Bank. The payment of dividends by the Bank to Myers is subject to certain restrictions imposed by federal banking laws, regulations and authorities.

Holders and Market Information

     At June 1, 1997, 147 outstanding shares of Myers Common Stock was owned of record by 29 shareholders. There is no public market for the Myers Common Stock.

Security Ownership of Management and Principal Shareholders

     The table below sets forth the shares of Myers Common Stock beneficially owned by (a) the sole director of Myers, (b) the named executive officer of Myers, (c) by all directors and executive officers as a group, and (d) each beneficial owner known by Myers to own 5% or more of the outstanding Myers Common Stock who is not a director or executive officer.


                                                             Amount of Beneficial       Percent of Common
Name                                                              Ownership                   Stock
Sole Director:
         Mike A. Myers(1)(2)...........................              73                     49.66%
Executive Officer(2)
         Frank Talley..................................               2                      1.36%
All Directors and Executive Officers As a Group
         Two individuals                                             75                     51.02%
Holders of 5% of Myers Common Stock:
         Bettis Investments............................               8                      5.44%
         Turnco, Inc...................................               8                      5.44%



-------------------
(1)      Includes one share owned by Mike A. Myers Foundation
(2) Mike A. Myers is the Chairman and the only other executive officer of Myers

           MYERS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Results Of Operations


     Six Months Ended June 30, 1997 and 1996

     Myers experienced net income through June 30, 1997 of $1,002,037, as compared to $974,042 for the period ended June 30, 1996, which represents a 2.9% increase. The net income per share for the six months ended June 30, 1997 was $6,816.6 compared to $6,626.1 for the period ended June 30, 1996.
Net income for June 30, 1997 represents an annualized return on equity of 15.74% compared to 18.44% for the corresponding period in the preceding year. This net income also represents an annualized return on assets of 1.6% for the period ended June 30, 1997 which was comparable to the return on assets for the period ending June 30, 1996.

     Myers experienced a net loan reduction of $340,992 for the first six months of 1997. The loan to deposit ratio as of June 30, 1997 was 46.9% compared to 47.6% as of December 31, 1996. Total deposits as of June 30, 1997 were $111,552,367 as compared to deposits of $111,027,272 at December 31, 1996.


     Years Ended December 31, 1996, 1995 and 1994

     Loans and Asset Quality.

     Gross loans receivable as of December 31, 1996 were $54,638,545, representing an increase of $4,395,893 or 8.75% from $50,242,652 at the end of 1995. The increase consisted of an increase of $2,184,836 (8.35%) in commercial loans, an increase of $2,504,764 (10.08%) in real estate loans and a decrease of $289,807 in installment loans. Gross loans receivable of $50,242,652 as of December 31, 1995 represented an increase of $3,162,929 or 6.72% from $47,079,723 at the end of 1994. The 1995 increase consisted of an increase of $553,733 (3.13%) in commercial loans, an increase of $1,567,266 (6.74%) in real estate loans and an increase of $1,032,925 (16.9%) in installment loans. The underwriting standards of the Bank have evolved through the modification of the loan policy and have resulted in a continued improvement in the quality of the assets carried in the loan portfolio over the course of the past five years.

     Loan concentration is defined as an amount loaned to a number of borrowers engaged in similar activities or resident in the same geographic region which would cause them to be similarly affected by economic and other conditions. The Bank on a routine basis evaluates these kinds of concentrations for the purpose of policing its concentrations and makes necessary adjustments in its lending practices. Such adjustments help ensure that its lending practices clearly reflect current economic conditions, loan to deposit ratios, and industry trends.

     Provision for Loan Losses.

     Provisions for loan losses are charged to earnings to bring the total of the allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, volume and type of lending conducted by the Bank, the amount of non-performing assets, regulatory policies, general economic conditions, and other factors related to the collectiblity of loans in the Bank's portfolio. On January 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by the Statement of Financial Accounting Standards 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require impairment of non-performing loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market value, or the fair value of the collateral if the loan is collateral dependent. The provision for loan losses for the year ended December 31, 1996 was determined in accordance with the statements, the adoption of which did not have a significant impact on the Bank's financial position or its results of operations for the year then ended. The provision for loan losses for the year ended December 31, 1996 was $-0- and the provision for the year ended December 31, 1995 was a credit of $16,880.

     Net charge offs for the year as a percentage of average loans have equated to 0.16%, (0.04%), and 0.16% in 1994, 1995, and 1996, respectively. As the loan portfolio has improved, the coverage of the allowance as a percentage of non-performing assets has improved from 109.30% in 1994 to 234.17% in 1996. Once again the primary reason for improvement is based on the improvement of the overall portfolio and the economic conditions surrounding the Bank. The following table sets forth the composition of the Bank's loan portfolio by type of loan on the dates indicated.

                                       LOAN PORTFOLIO ANALYSIS

                                          1996            1995           1994           1993            1992
                                      -------------  -------------   -------------  -------------  -------------
                                              (Dollars in thousands)
                                            Aggregate Principal Amount
Type of loan:
   Commercial                         $      20,433  $      18,248   $      17,695  $      14,255  $      12,601
   Real estate                               27,343         24,839          23,271         23,748         25,445
   Installment                                6,841          7,131           6,098          6,241          6,658
   Overdrafts                                    22             25              16             19             26
                                      -------------  -------------   -------------  -------------  -------------
         Total                        $      54,639  $      50,243   $      47,080  $      44,263  $      44,730
                                      =============  =============   =============  =============  =============
                                           Percentage of Loan Portfolio
Type of loan:
   Commercial                                37.40%         36.32%          37.59%         32.21%         28.17%
   Real estate                               50.04          49.44           49.43          53.65          56.89
   Installment                               12.52          14.19           12.95          14.10          14.88
   Overdrafts                                  .04            .05             .03            .04            .06
                                      ------------   ------------    ------------   ------------   ------------
         Total                              100.00%        100.00%         100.00%        100.00%        100.00%
                                      ============   ============    ============   ============   ============

         The following table indicates the maturities of loans outstanding (based on contractual dates) as of December 31, 1996.

                          MATURITIES AND RATE SENSITIVITY OF LOANS
                                   (Dollars in thousands)

                                                      Over 1 year
                           Less than 1 year           through 5 years            Over 5 years
                      -------------------------  ------------------------  ------------------------
                         Fixed       Floating      Fixed       Floating       Fixed     Floating
                          Rate         Rate         Rate         Rate          Rate         Rate         Total
                      -----------   -----------  -----------  -----------  -----------  -----------  ---------
Total loans           $    12,049   $     4,577  $    19,115  $    18,276  $       622  $      -     $    54,639
                      ===========   ===========  ===========  ===========  ===========  ===========  ===========

     Nonperforming Assets.

     Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. The Bank will generally charge-off loans after 120 days of delinquency unless the loans are adequately collateralized and in process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

     Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate. Such loans are reclassified to other real estate and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

     The following table sets forth certain information with respect to the Bank's nonperforming loans, accruing loans which are contractually past due 90 days or more as to principal or interest, and other real estate.

                                           NONPERFORMING ASSETS
                                          (Dollars in thousands)
                                                                               December 31,
                                                              --------------------------------------------
                                                                   1996           1995           1994
                                                              -------------  -------------   -------------
         Non-Accrual Loans                                    $         389  $         587   $         919
         Accruing loans contractually past due
           90 days or more                                               47            176              92
                                                              -------------  -------------   -------------
                  Total nonperforming loans                             436            763           1,011

         Other real estate                                             -                20           -
                                                              -------------  -------------   -------------
                  Total nonperforming assets                  $         436  $         783   $       1,011
                                                              =============  =============   =============

         Total nonperforming assets to total assets                   0.35%          0.65%           0.92%




     Interest payments received on non-accrual loans are recorded as reductions of principal. Interest that would have been accrued on non-accrual loans during 1996 and 1995 was approximately $38,000 and $69,000, respectively.

     Management regularly reviews and monitors the loan portfolio in order to identify borrowers experiencing financial difficulties. Management believes that as of December 31, 1996, all such loans had been identified and included in the non-accrual or 90 days past due loan totals reflected in the above table. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status as performance and conditions permit.

     The Bank had no other real estate at December 31, 1996. In the past five years other real estate has not constituted a significant balance sheet item for the Bank as no large foreclosures have occurred nor has any property been held for any extended period of time during the past five years.

     Allowance for Loan Losses.

     In originating loans, the Bank recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, regular review of delinquencies, and its evaluation of loan portfolio quality. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan. On January 1, 1995, the Bank adopted the provisions of SFAS 114 and SFAS 118, and determined the provisions for loan losses for 1995 and 1996 in accordance with the requirements of these statements. See "Provision for Loan Losses."

     Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

                           ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                                               December 31,
                                                              --------------------------------------------
                                                                   1996           1995           1994
                                                              -------------  -------------   -------------
         Beginning balance                                    $       1,105  $       1,105   $       1,180
         Loans charged off:
           Commercial                                                    74             76              69

           Real estate                                                    5             24              49

           Installment                                                   58             50              37
                                                              -------------  -------------   -------------

                  Total                                                 137            150             155

         Recoveries of loans previously charged-off:
           Commercial and real estate                                    29            157              61

           Installment                                                   24             10              19
                                                              -------------  -------------   -------------

                  Total                                                  53            167              80
                                                              -------------  -------------   -------------

         Net loans charged-off (recoveries)                              84            (17)             75

         Provision for loan losses (credit)                            -               (17)          -
                                                              -------------  -------------   -------------

         Balance at year-end                                  $       1,021  $       1,105   $       1,105
                                                              =============  =============   =============

         Net charge-offs (recoveries) during year to average
           loans                                                      0.16%          (0.04%)         0.16%

         Allowance as percentage of nonperforming assets            234.17%         141.12%        109.30%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                                      December 31,
                                          --------------------------------------------------------------------
                                                         1996                               1995
                                          ---------------------------------  ---------------------------------
                                                               Allowance                           Allowance
                                                Loans          for Loan            Loans           for Loan
                                             Outstanding        Losses          Outstanding         Losses
                                          ----------------  ---------------  ----------------  ---------------
         Commercial                       $         20,433  $           226  $         18,248  $           192
         Real estate                                27,343              483            24,839              434
         Installment                                 6,863              103             7,156              112
         Unallocated                                                    209                                367
                                          ----------------  ---------------  ----------------  ---------------
                                          $         54,639  $         1,021  $         50,243  $         1,105
                                          ================  ===============  ================  ===============

     Investment Activities.

     The Bank's investments as of December 31, 1996 consist primarily of U. S. federal agency obligations and mortgage-backed securities. The mortgage-backed securities represent an interest in a pool of underlying mortgages, and are all issued by United States government agencies. These securities may be more sensitive to changes in interest rate and income derived from such securities may be adversely affected by prepayments of principal on the underlying mortgages. The total portfolio value at December 31, 1996 was $57,925,000 at amortized cost and a fair value of $57,951,000, resulting in a net appreciation of $26,000 on the total portfolio.

     The following table sets forth the book value of the Bank's investment portfolio as of the dates indicated. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities available-for-sale are stated at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities. See "Accounting Matters and Notes 1 and 2 of the Notes to Financial Statements".

                       INVESTMENT PORTFOLIO COMPOSITION

                                                                      December 31,
                               ------------------------------------------------------------------------------------------
                                           1996                           1995                           1994
                               -----------------------------  ----------------------------   ----------------------------
                                  Amortized                      Amortized                     Amortized
                                    Cost          Market           Cost          Market          Cost           Market
                               --------------   ------------  --------------  ------------   --------------  ------------
Investment securities:
Available-for-sale

   U.S. government agencies
     and corporations          $      45,447   $      45,290  $      46,442  $      46,406   $      13,385  $      13,149
   Other                              12,478          12,661         11,268         11,533           -               -
                               -------------   -------------  -------------  -------------   -------------  -------------

Total available-for-sale              57,925          57,951         57,710         57,939          13,385         13,149

Held-to-maturity
   U.S. government agencies
     and corporations                   -              -               -              -             32,697         30,516
   Other                                -              -               -              -              8,273          8,274
                               -------------   -------------  -------------  -------------   -------------  -------------

Total held-to-maturity                  -              -               -              -             40,970         38,790
                               -------------   -------------  -------------  -------------   -------------  -------------

Total investment securities    $      57,925   $      57,951  $      57,710  $      57,939   $      54,355  $      51,939
                               =============   =============  =============  =============   =============  =============

     Since the adoption of SFAS 115 the Bank has chosen to carry most or all of its securities in the available for sale category to allow the portfolio to be liquidated at any point in time. Due to the short maturities of most of the obligations as well as relatively high dependence on variable rates securities tied to various indices, the board of directors of the Bank believes that maintaining high liquidity in the portfolio outweighs the potential realizable loss that the portfolio might have at any given time.

     The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of the Bank as of December 31, 1996. The calculation of the weighted average yields is based on yield, weighted by the respective costs of the securities.

                                INVESTMENT PORTFOLIO - MATURITY AND YIELDS
                                            AVAILABLE-FOR-SALE
                                          (Dollars in thousands)

                                                                                   After
                             1 Year        Yield       1 Year to      Yield       5 Years       Yield        After         Yield
                             or Less         %          5 Years         %       to 10 Years       %        10 Years          %
                           -----------  -----------  -----------  -----------   -----------  -----------  -----------  ----------
Maturity distribution
   U.S. treasury and
     agency                $     4,075        7.62%  $    27,778        5.89%   $      986         6.50%  $     -             -  %
   Other                         1,354        5.29%        9,847        5.06%        1,311         6.18%       12,600        6.42%
                           -----------  ----------   -----------  ----------    ----------   ----------   -----------  ----------
Total available for
   sale                    $     5,429        6.89%  $    37,625        5.67%   $    2,297         6.32%  $    12,600        6.42%
                           ===========  ==========   ===========  ==========    ==========   ==========   ===========  ==========


     Deposit Activities.

     Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

     The Bank's balance of total deposits was $111,066,000 at December 31, 1996, up from $106,688,000 at year end 1995 and $100,547,000 as of December 31, 1994.
The following table sets forth the year-end balances and weighted average rates for the Bank's categories of deposits for the periods indicated.

                                                       YEAR END DEPOSITS
                                                     (Dollars in thousands)

                                                                  December 31,
                           ------------------------------------------------------------------------------------------
                               1996            Yield          1995            Yield          1994          Yield
                           -------------  -------------   -------------  -------------  -------------   -------------
Demand deposits            $      13,396           -      $      12,572           -     $      11,216           -

Now accounts                      23,908           2.58          23,091           2.84         21,213            2.39

Money market                       7,531           3.29           7,499           3.23          8,977            2.94

Savings accounts                   7,698           2.88           7,803           3.12          8,203            2.74

Certificates of deposit           58,533           5.24          55,723           5.15         50,938            3.82
                           -------------                  -------------                 -------------
         Total deposits    $     111,066                  $     106,688                 $     100,547
                           =============                  =============                 =============

     As of December 31, 1996, time deposits over $100,000 represent $14,927,000 or 13.44% of total deposits compared with 12.77% at year end 1995 and 12.07% at year end 1994. The Bank does not have nor does it solicit brokered deposits of any type. The following table sets forth the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996.


                               TIME DEPOSITS OF $100,000 OR MORE
                                    (Dollars in thousands)

                                           3 Months           3-12             Over 12
                                            or less          Months            Months            Total
                                        -------------     -------------    -------------     -------------
Certificates and other time deposits    $       8,432     $       4,817    $       1,678     $      14,927
                                        =============     =============    =============     =============


     Return on Equity and Assets

     The following table sets forth Myers' ratios for the periods indicated.

                                                                        December 31,
                                                   -------------------------------------------------------
                                                         1996               1995                1994
                                                   ---------------     ---------------    ----------------
         Return on average assets                            1.65%               1.45%               1.34%
         Dividend payout ratio                                --                  --                  --
         Return on average common equity                    17.60%              16.71%              16.36%
         Average common equity to average
           total assets                                      9.36%               8.66%               8.20%

Liquidity

     Myers' principal sources of funds consist of dividends from the Bank, which derives its funds from deposits, interest and principal payments on loans and investment securities, and sales of investment securities. For the year ended December 31, 1996, the Bank realized proceeds from sale and maturity of investments of $15,696,329, a net increase in deposits of $4,377,964 and net cash provided by operating activities of $2,222,413. Funds were used to acquire investment securities of $15,953,335, and fund a net increase in loans to customers of $4,468,592. For the year ended December 31, 1995, the Bank realized proceeds from sale and maturity of investment securities of $8,868,876, net cash provided by operating activities of $1,900,306 and net increase in deposits of $6,140,610. These proceeds were offset by purchases of investment securities of $12,054,201 and net increase in loans to customers of $3,364,926.

     Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. These include cash, federal funds sold, and U. S. Government-backed securities. The Bank's liquidity ratio, defined as cash, U. S. Government backed securities and federal funds sold as a percentage of total deposits, was 52.59%, 53.45%, and 47.93% as of December 31, 1996, 1995, 1994, respectively. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposit accounts in the Bank's market areas. The Bank does not have and does not solicit brokered deposits.

     Federal funds purchased and short-term borrowings by the Bank are additional sources of liquidity. These sources of liquidity are short-term in nature and can be used by the Bank as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1996 and 1995, the Bank had no federal funds purchased, no borrowings from the Federal Reserve System, and no borrowings on securities sold under repurchase agreements.

Capital Resources

     Myers' total shareholders' equity as of December 31, 1996 was $12,244,000, an increase of $1,858,000 or 17.89% compared with shareholders' equity of $10,386,000 on December 31, 1995. The total increase was attributable to earnings and a change in unrealized loss on debt securities available for sale, net of tax.

     Total shareholders' equity as of December 31, 1995 was $10,386,000, an increase of $1,016,000 or 10.84% compared with shareholders' equity of $9,370,000 as of December 31, 1994. The increase was attributable to earnings, unrealized loss on debt securities available for sale, net of tax, and treasury stock transactions.

     Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-adjusted assets and off-balance sheet obligations. Under the rules effective December 31, 1995, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be a least 4.0% of risk-adjusted assets, and a minimum level of total capital of at least 8.0% of risk-adjusted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses.

     The Bank's actual risk-based capital requirement and excess risk-based capital at December 31, 1996 (dollars in thousands) are summarized as follows:

                                                                       Amount        Percent(1)
                                                                      --------     -------------
       Tier 1 Capital                                                 $ 11,703            19.15
       Allowable portion of allowance for loan losses                      767             1.26
       Total risk-based capital                                         12,470            20.41
       Risk-based capital requirement                                    4,888             8.00
       Excess risk based capital                                         7,582            12.41

       ----------------------------
       (1) Percentage based on risk-weighted assets of $61,103,000 at December 31, 1996.

Accounting Matters

     Accounting for Loan Impairment. Effective January 1, 1995 Myers adopted SFAS 114 and SFAS 118. See "Provision for Loan Losses." The adoption of these statements did not have a significant impact on the Myers' financial position nor its results of operations for the years ended December 31, 1995 and 1996.

     Accounting for Certain Investments in Debt and Equity Securities. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in one of three categories: (a) debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity," and are reported at amortized cost; (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings; and (c) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Myers adopted SFAS No. 115 as of January 1, 1994.

Impact of Inflation, Changing Prices, and Monetary Policies.

     The financial statements and related financial data concerning Myers presented in this Proxy Statement-Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of good and services. Interest rates are highly sensitive to many factors which are beyond the control of the Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Myers and the Bank and their results of operations are not predictable.

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Bank Regulatory Agencies

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated primarily by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC and applicable state banking agencies. Its savings and loan association subsidiary is regulated primarily by the OTS. Norwest's federally insured banking subsidiaries and its savings and loan subsidiary are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities; Interstate Banking

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be
unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

Dividend Restrictions

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

Holding Company Structure

     Transfer of Funds from Banking Subsidiaries. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to covered transactions with all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Regulatory Capital Standards and Related Matters

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of June 30, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.98% and 9.06%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of June 30, 1997, Norwest's leverage ratio was 6.40%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has historically not engaged in significant trading activity.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of June 30, 1997, all but one of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above. The one exception met all of the criteria for a well capitalized institution, except that its risk-adjusted total capital ratio was 9.92% as of June 30, 1997. This subsidiary's deposits and risk-adjusted assets represented, respectively, less than 4% of Norwest's total deposits and total risk-adjusted assets.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC Insurance

     The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by its savings and loan association subsidiary or deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

     Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

     Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

Fiscal And Monetary Policies

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

Competition

     The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                     EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Myers Bancshares Inc. and subsidiary as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in this Proxy
Statement-Prospectus are included herein in reliance on the report of Stovall, Grandey & Whatley LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Laurel A. Holschuh, Senior Vice President and General Counsel of Norwest has rendered a legal opinion that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Ms. Holschuh beneficially owns shares of Norwest Common Stock and options to purchase additional shares of Norwest Common Stock. As of the date of this Proxy Statement-Prospectus, the number of shares Ms. Holschuh owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest Common Stock.

     The material U.S. Federal income tax consequences of the Merger to Myers' shareholders will be passed upon for Myers by the law firm of Brown McCarroll & Oaks Hartline, Austin, Texas.


                    INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. Myers shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest Common Stock to be issued to Myers shareholders in the Merger. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Merger is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     . Norwest's annual report on Form 10-K for the year ended December 31, 1996;

     . Norwest's quarterly report on Form 10-Q for the quarter ended March 31, 1997;

     . Norwest's current reports on Form 8-K dated January 16, 1997 (filed January 23, 1997), April 14, 1997 (filed April 21, 1997), June 3, 1997
          (filed June 10, 1997) and July 14, 1997 (filed July 21, 1997);

     . Norwest's current report on Form 8-K dated October 10, 1997 (filed October 14, 1997) containing a description of the Norwest Common Stock; and

     . Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 13, 1997, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                           Norwest Corporation
                           Corporate Secretary
                           Norwest Center
                           Sixth and Marquette
                           Minneapolis, MN 55479-1026

     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by __________.




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     In deciding how to vote on the Merger, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. Neither Norwest nor Myers has authorized any person to provide you with any information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated October __, 1997. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than such date, and neither the mailing to you of this Proxy Statement-Prospectus nor the issuance to you of shares of Norwest common stock will create any implication to the contrary. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.
-------------------------------------------------------------------------------

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                                 DALLAS, TEXAS

                           FINANCIAL STATEMENTS

                                C O N T E N T S
                                ---------------


                                                                                                                            PAGE
                                                                                                                            ----
COMPILED FINANCIAL STATEMENTS:
  For the Periods of Six Months Ended June 30, 1997 and 1996:.........................................................         F2-F9

AUDITED FINANCIAL STATEMENTS:

  Independent Auditor's Report........................................................................................          F-10

  Balance Sheets - December 31, 1996 and 1995:
    Consolidated......................................................................................................   F-11 - F-12
    Company Only......................................................................................................          F-17

  Statements of Income - For the Years Ended December 31, 1996, 1995 and 1994:
    Consolidated......................................................................................................          F-13
    Company Only......................................................................................................          F-18

  Statements of Changes in Shareholders' Equity - For the Years Ended December 31, 1996, 1995 and 1994:
    Consolidated and Company Only.....................................................................................          F-14

  Statements of Cash Flows - For the Years Ended December 31, 1996, 1995 and 1994:
    Consolidated......................................................................................................   F-15 - F-16
    Company Only......................................................................................................          F-19

  Notes to Financial Statements -
    Consolidated and Company Only.....................................................................................   F-20 - F-30


                                   I N D E X
                                   ---------

                                                                         PAGE
                                                                         ----
COMPILED FINANCIAL STATEMENTS:

  Accountant's Compilation Report....................................     F-3

  Balance Sheets:
     Consolidated....................................................  F-4 - F-5
     Company Only....................................................     F-8

  Statements of Income:
     Consolidated....................................................     F-6
     Company Only....................................................     F-9

  Statements of Changes in Shareholders' Equity -
     Consolidated and Company Only...................................     F-7



                                     -F-2-

                        ACCOUNTANT'S COMPILATION REPORT



To the Board of Directors
Myers Bancshares, Inc.
Dallas, Texas


     We have compiled the accompanying consolidated balance sheets of Myers Bancshares, Inc. and subsidiary as of June 30, 1997 and 1996, and the related statements of income and changes in shareholders' equity, for the periods of six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Myers Bancshares, Inc.

     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     Management has elected to omit substantially all of the disclosures and the statements of cash flows required by generally accepted accounting principles. If the omitted disclosures and statements of cash flows were included in the financial statements, they might influence the user's conclusions about the Bank's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


                                    /s/ Stovall, Grandey & Whatley

                                    STOVALL, GRANDEY & WHATLEY


Fort Worth, Texas
August 25, 1997


                                     -F-3-

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                            JUNE 30, 1997 AND 1996

                                    ASSETS

                                                    1997            1996
                                                -----------     -----------
CASH AND DUE FROM BANKS                         $ 6,191,229     $ 4,891,936

FEDERAL FUNDS SOLD                                5,900,000       4,950,000

INVESTMENT SECURITIES
 Available-for-sale                              57,823,476      55,276,812

LOANS, Net of unearned discount and
 allowance for loan losses                       52,343,882      52,151,355

BANK PREMISES AND EQUIPMENT, Net of
accumulated depreciation                          1,191,502       1,227,439

NET DEFERRED TAX ASSET                              174,873         409,960

GOODWILL                                            534,575         556,394

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS      1,324,690       1,402,484
                                                -----------     -----------






TOTAL ASSETS                                   $125,484,227    $120,866,380
                                               ============    ============

                                     -F-4-

                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                                       1997           1996
                                                   ------------   ------------
DEPOSITS
 Demand                                            $ 14,482,989   $ 14,104,813
 Interest bearing transaction accounts               31,843,717     30,595,973
 Savings                                              7,708,124      8,134,473
 Time                                                57,517,537     56,562,745
                                                   ------------   ------------

                    TOTAL DEPOSITS                  111,552,367    109,398,004


OTHER LIABILITIES
 Accrued interest payable                               452,110        419,038
 Accrued expenses and other liabilities                  85,678        101,665
 Note payable                                           175,000        200,000
 Federal income taxes - current                         -                3,140
                                                   ------------   ------------

               TOTAL OTHER LIABILITIES                  712,788        723,843
                                                   ------------   ------------

TOTAL LIABILITIES                                   112,265,155    110,121,847

SHAREHOLDERS' EQUITY
 Common stock - par value $1,000 a share:
  Authorized - 2,000 shares
  Issued and outstanding - 147 shares                   147,000        147,000
 Capital surplus                                      1,451,750      1,451,750
 Retained earnings                                   11,630,120      9,610,517
 Unrealized loss on available-for-sale
  securities, net of tax benefit of $5,047
  in 1997 and $239,408 in 1996                           (9,798)      (464,734)
                                                   ------------   ------------

               TOTAL SHAREHOLDERS' EQUITY            13,219,072     10,744,533
                                                   ------------   ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $125,484,227   $120,866,380
                                                   ============   ============

                                     -F-5-

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
          FOR THE PERIODS OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                                       1996          1995
                                                    ----------    ----------
INTEREST INCOME
 Interest and fees on loans                         $2,720,171    $2,611,459
 Interest on investment securities:
  Taxable                                            1,456,998     1,378,255
  Exempt from federal income taxes                     297,767       310,719
                                                    ----------    ----------
                                                     1,754,765     1,688,974
 Interest on federal funds sold                        115,296        90,385
                                                    ----------    ----------

                     TOTAL INTEREST INCOME           4,590,232     4,390,818

INTEREST EXPENSE
 On deposits                                         2,060,133     1,980,783
 On borrowed funds                                       7,829         8,834
                                                    ----------    ----------
                    TOTAL INTEREST EXPENSE           2,067,962     1,989,617
                                                    ----------    ----------
                       NET INTEREST INCOME           2,522,270     2,401,201

PROVISION FOR LOAN LOSSES                               -             -
                                                    ----------    ----------
                 NET INTEREST INCOME AFTER
                 PROVISION FOR LOAN LOSSES           2,522,270     2,401,201

NON-INTEREST INCOME
 Service charges on deposit accounts                   441,701       430,072
 Gain on sale of securities                             -              1,347
 Other                                                  73,673        74,679
                                                    ----------    ----------
                 TOTAL NON-INTEREST INCOME             515,374       506,098
                                                    ----------    ----------
                                                     3,037,644     2,907,299

NON-INTEREST EXPENSE                                 1,650,062     1,571,639
                                                    ----------    ----------

                     INCOME BEFORE FEDERAL
                              INCOME TAXES           1,387,582     1,335,660

FEDERAL INCOME TAXES                                   385,545       361,618
                                                    ----------    ----------

                                NET INCOME          $1,002,037    $  974,042
                                                    ==========    ==========

                                     -F-6-

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE PERIODS OF SIX MONTHS ENDED
                 JUNE 30, 1997 AND 1996 AND DECEMBER 31, 1996


                                          Common Stock                                 Unrealized
                                      ---------------------                            Gain/(Loss)
                                        Shares                 Paid-In     Retained      on AFS
                                      Outstanding   Amount     Capital     Earnings    Securities       Total
                                      -----------  --------  -----------  -----------  -----------  -------------
  BALANCE AT
   JANUARY 1, 1996                            147  $147,000   $1,451,750  $ 8,636,475  $  150,918   $ 10,386,143

  Net income for the period of six
    months ended June 30, 1996                                                974,042                    974,042

  Unrealized loss on available-
   for-sale securities, net of
   tax benefit                                                                           (615,652)      (615,652)
                                        ---------  --------   ----------  -----------  ----------   ------------

  BALANCE AT
   JUNE 30, 1996                              147   147,000    1,451,750    9,610,517    (464,734)    10,744,533

  Net income for the period of six
   months ended December 31, 1996                                           1,017,566                  1,017,566

  Unrealized gain on available-
   for-sale securities, net of tax
   benefit                                                                                482,127        482,127
                                        ---------  --------   ----------  -----------  ----------   ------------

  BALANCE AT
   DECEMBER 31, 1996                          147   147,000    1,451,750   10,628,083      17,393     12,244,226

  Net income for the period of six
     months ended June 30, 1997                                             1,002,037                  1,002,037

  Unrealized loss on available-
   for-sale securities, net of
   tax benefit                                                                            (27,191)       (27,191)
                                        ---------  --------   ----------  -----------  ----------   ------------

  BALANCE AT
   JUNE 30, 1997                              147  $147,000   $1,451,750  $11,630,120  $   (9,798)  $ 13,219,072
                                        =========  ========   ==========  ===========  ==========   ============

                                     -F-7-

                             MYERS BANCSHARES, INC.
                                 BALANCE SHEET
                                 (COMPANY ONLY)
                             JUNE 30, 1997 AND 1996


                                     ASSETS

                                                        1997           1996
                                                     -----------   ------------
CURRENT ASSETS
 Cash                                                $    21,313    $    34,734
 Due from subsidiary                                       1,117            242
                                                     -----------    -----------
                            TOTAL CURRENT ASSETS          22,430         34,976

INVESTMENTS AND OTHER ASSETS
 Investment in Continental State Bank, at equity in
  net assets                                          12,688,294     12,204,557
 Investment in Woodhaven National Bank, at cost          149,940        149,940
 Goodwill - excess of market value over book value
  of net assets acquired, less amortization              534,575        556,394
                                                     -----------    -----------
              TOTAL INVESTMENTS AND OTHER ASSETS      13,372,809     12,910,891
                                                     -----------    -----------

TOTAL ASSETS                                         $13,395,239    $12,945,867
                                                     ===========    ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
 Accrued interest payable                            $     1,167    $     1,334
 Current maturities of long-term debt                     25,000         25,000
                                                     -----------    -----------
                       TOTAL CURRENT LIABILITIES          26,167         26,334

LONG-TERM DEBT (exclusive of current maturities)         150,000        175,000

SHAREHOLDERS' EQUITY
 Common stock - par value $1,000 a share;
  Authorized - 2,000 shares
  Issued and outstanding - 147 shares                    147,000        147,000
 Paid-in capital                                       1,451,750      1,451,750
 Retained earnings                                    11,630,120      9,610,517
 Unrealized loss on available-for-sale
  securities, net of tax benefit of $5,047 in 1997
  and $239,408 in 1996                                    (9,798)      (464,734)
                                                     -----------    -----------
                      TOTAL SHAREHOLDERS' EQUITY      13,219,072     10,744,533
                                                     -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $13,395,239    $12,945,867
                                                     ===========    ===========

                                     -F-8-

                             MYERS BANCSHARES, INC.
                              STATEMENTS OF INCOME
                                 (COMPANY ONLY)
                      FOR THE PERIODS OF SIX MONTHS ENDED
                             JUNE 30, 1997 AND 1996

                                             1997         1996
                                          ----------   ----------

INCOME
 Dividend from subsidiary                 $   41,000   $   43,000
 Interest income                                 350          381
                                          ----------   ----------

                           TOTAL INCOME       41,350       43,381

EXPENSES
 Interest expense                              7,829        8,834
 Legal fees                                   17,089            -
 State franchise taxes                        10,857       10,854
 Amortization of goodwill                     10,910       10,910
 Sundry                                            -        3,069
                                          ----------   ----------
                         TOTAL EXPENSES       46,685       33,667
                                          ----------   ----------

           INCOME (LOSS) BEFORE FEDERAL
   INCOME TAX BENEFIT AND UNDISTRIBUTED
                 EARNINGS OF SUBSIDIARY       (5,335)       9,714

FEDERAL INCOME TAX BENEFIT                   (12,045)      (7,608)
                                          ----------   ----------

            INCOME BEFORE UNDISTRIBUTED
                 EARNINGS OF SUBSIDIARY        6,710       17,322

UNDISTRIBUTED EARNINGS OF SUBSIDIARY         995,327      956,720
                                          ----------   ----------

                             NET INCOME   $1,002,037   $  974,042
                                          ==========   ==========

                                     -F-9-

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
 of Myers Bancshares, Inc.
Dallas, Texas

  We have audited the accompanying consolidated balance sheets of Myers Bancshares, Inc. and Subsidiary and the balance sheets of Myers Bancshares, Inc. (Company Only) as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Myers Bancshares, Inc. and Subsidiary, and the financial position of Myers Bancshares, Inc. (Company Only) as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                            STOVALL, GRANDEY & WHATLEY
February 5, 1997
Fort Worth, Texas

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                     ASSETS

                                                  1996           1995
                                               -----------    -----------

CASH AND DUE FROM BANKS                        $  3,816,803   $  4,892,113

FEDERAL FUNDS SOLD                                6,100,000      3,350,000

INVESTMENT SECURITIES - Note 2
 Available-for-sale                              57,950,955     57,938,902

LOANS, Net of unearned discount and
 allowance for loan losses - Note 3              52,864,874     48,331,000

BANK PREMISES AND EQUIPMENT - Net of
 accumulated depreciation - Note 4                1,254,871      1,267,081

OTHER REAL ESTATE                                     -             19,980

NET DEFERRED TAX ASSET - Note 5                     160,055         94,315

GOODWILL                                            545,484        567,304

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS      1,359,748      1,379,869
                                                -----------   ------------



TOTAL ASSETS                                   $124,052,790   $117,840,564
                                               ============   ============

The accompanying Notes are an integral part of these financial statements.

                      LIABILITIES AND SHAREHOLDER'S EQUITY

                                                               1996             1995
                                                            ------------     ------------

DEPOSITS
 Demand                                                     $ 13,357,328     $ 12,531,112
 Interest bearing transaction accounts                        31,438,804       30,589,827
 Savings                                                       7,697,850        7,803,081
 Time                                                         58,533,290       55,722,818
                                                            ------------     ------------

                                        TOTAL DEPOSITS       111,027,272      106,646,838

OTHER LIABILITIES
 Accrued interest payable                                        476,290          485,040
 Accrued expenses and other liabilities                          105,002           97,543
 Note payable - Note 6                                           200,000          225,000
                                                            ------------     ------------

                               TOTAL OTHER LIABILITIES           781,292          807,583
                                                            ------------     ------------

TOTAL LIABILITIES                                            111,808,564      107,454,421

COMMITMENTS AND CONTINGENCIES - Notes 9, 10
 and 11

SHAREHOLDERS' EQUITY - Notes 12 and 13
 Common stock - par value $1,000 a share:
  Authorized - 2,000 shares
  Issued and outstanding - 147 shares                            147,000          147,000
 Capital surplus                                               1,451,750        1,451,750
 Retained earnings                                            10,628,083        8,636,475
 Unrealized gain on available-for-sale
  securities,  net of deferred tax of $8,960 in 1996
   and $77,746 in 1995                                            17,393          150,918
                                                            ------------     ------------

                            TOTAL SHAREHOLDER'S EQUITY        12,244,226       10,386,143
                                                            ------------     ------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                  $124,052,790     $117,840,564
                                                            ============     ============

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                          ----------  ------------  -----------
INTEREST INCOME
   Interest and fees on loans             $5,363,003   $4,852,468   $4,227,699
   Interest on investment securities:
     Taxable                               2,805,183    2,775,474    2,491,817
     Exempt from federal income taxes        582,106      482,531      463,082
                                          ----------   ----------   ----------
                                           3,387,289    3,258,005    2,954,899
   Interest on federal funds sold            224,704      246,037      133,096
                                          ----------   ----------   ----------
                  TOTAL INTEREST INCOME    8,974,996    8,356,510    7,315,694

INTEREST EXPENSE
   On deposits                             4,036,847    3,860,273    2,930,743
   On borrowed funds                          16,838       18,833       81,078
                                          ----------   ----------   ----------
                 TOTAL INTEREST EXPENSE    4,053,685    3,879,106    3,011,821
                                          ----------   ----------   ----------
                    NET INTEREST INCOME    4,921,311    4,477,404    4,303,873

PROVISION FOR LOAN LOSSES (CREDIT) -
   Note 3                                          -      (16,880)           -
                                          ----------   ----------   ----------
              NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES    4,921,311    4,494,284    4,303,873

NON-INTEREST INCOME
   Service charges on deposit accounts       868,918      781,508      695,181
   Gain (loss) on sale of securities           1,347            -     (165,435)
   Other                                     147,817      165,827      155,980
                                          ----------   ----------   ----------
              TOTAL NON-INTEREST INCOME    1,018,082      947,335      685,726
                                          ----------   ----------   ----------
                                           5,939,393    5,441,619    4,989,599

NON-INTEREST EXPENSE
   Salaries and employee benefits          1,688,517    1,619,935    1,548,274
   Occupancy expense                         235,177      230,907      234,788
   Furniture and equipment expense           479,491      401,274      482,777
   Other                                     790,169      909,615    1,060,110
                                          ----------   ----------   ----------
             TOTAL NON-INTEREST EXPENSE    3,193,354    3,161,731    3,325,949
                                          ----------   ----------   ----------

                  INCOME BEFORE FEDERAL
  INCOME TAXES AND EXTRAORDINARY CREDIT    2,746,039    2,279,888    1,663,650

FEDERAL INCOME TAXES - Note 5                754,431      629,655      390,771
                                          ----------   ----------   ----------

     INCOME BEFORE EXTRAORDINARY CREDIT    1,991,608    1,650,233    1,272,879
EXTRAORDINARY CREDIT - Note 5                      -            -      175,758
                                          ----------   ----------   ----------
                             NET INCOME   $1,991,608   $1,650,233   $1,448,637
                                          ==========   ==========   ==========


The accompanying Notes are an integral
part of these financial statements.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         CONSOLIDATED AND COMPANY ONLY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                         Common Stock                                    Unrealized
                                   ------------------------                              Gain/(Loss)
                                      Shares                   Paid-In      Retained       on AFS       Treasury
                                    Outstanding    Amount      Capital      Earnings     Securities      Stock        Total
                                   -------------  ---------  -----------  -------------  -----------   ----------  -----------
BALANCE AT
  JANUARY 1, 1994                         9,135   $ 182,700   $2,267,159  $   6,540,257  $      -      $ (651,194)  $ 8,338,922

Unrealized gain on available-
  for-sale securities, net of
  tax, at date of adoption of
  FAS 115                                                                                    211,823                    211,823

Purchase of treasury stock                                                                               (261,317)     (261,317)

Net income for the year ended
  December 31, 1994                                                          1,448,637                                1,448,637

Unrealized loss on available-
  for-sale securities, net of
  tax benefit                                                                              (368,081)                   (368,081)
                                     ----------  ---------   ----------   ------------   ----------    ---------   ------------

BALANCE AT
  DECEMBER 31, 1994                       9,135    182,700    2,267,159      7,988,894     (156,258)    (912,511)     9,369,984

Reverse stock split - Note 12            (8,953)                                                                           -

Purchase of treasury stock                                                                              (941,250)      (941,250)

Cancellation of treasury stock              (35)   (35,700)    (815,409)    (1,002,652)                1,853,761           -

Net income for the year ended
  December 31, 1995                                                          1,650,233                                1,650,233

Unrealized gain on available-
  for-sale securities, net of tax                                                           307,176                     307,176
                                     ----------  ---------   ----------   ------------   ----------    ---------   ------------

BALANCE AT
  DECEMBER 31, 1995                         147    147,000    1,451,750      8,636,475      150,918         -        10,386,143

Net income for the year ended
  December 31, 1996                                                          1,991,608                                1,991,608

Unrealized loss on available-for-
  sale securities, net tax benefit                                                         (133,525)                   (133,525)
                                     ----------  ---------   ----------   ------------   ----------    ---------   ------------

BALANCE AT
  DECEMBER 31, 1996                         147  $ 147,000   $1,451,750   $ 10,628,083   $   17,393    $    -      $ 12,244,226
                                     ==========  =========   ==========   ============   ==========    =========   ============


The accompanying Notes are an integral
part of these financial statements.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                           1996           1995          1994
                                                       ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                            $  1,991,608   $ 1,650,233   $  1,448,637
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization of goodwill                                   21,819        21,819         21,819
  Depreciation                                              179,453       168,651        177,281
  Provision for loan losses                                       -       (16,880)             -
  Deferred income taxes                                      (4,808)        5,612        (42,657)
  Net premium amortization or (discount accretion)
   on investment securities                                  43,989       (19,504)       117,232
  Net (gain) loss on sale of securities                      (1,347)            -        165,435
  Net gain on sale of other real estate                      (7,874)      (17,009)       (46,493)
  (Increase) decrease in accrued income and
   other assets                                             (19,606)      167,117       (121,451)
  Decrease in accrued expenses and other
   liabilities                                               (1,291)      (60,942)       (69,704)
                                                       ------------   -----------   ------------
          Total adjustments                                 210,335       248,864        201,462
                                                       ------------   -----------   ------------
                              NET CASH PROVIDED BY
                              OPERATING ACTIVITIES        2,201,943     1,899,097      1,650,099

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net (increase) decrease in federal funds sold           (2,750,000)     (550,000)       500,000
 Purchase of treasury stock                                       -      (941,250)       (11,317)
 Purchase of investment securities
  Held-to-maturity                                      (15,953,335)   (3,864,201)    (2,558,497)
  Available-for-sale                                              -    (8,190,000)   (14,019,811)
 Proceeds from sales of investment securities             3,500,469             -      4,732,000
 Proceeds from maturities of investment securities
  Held-to-maturity                                                -     2,010,000        520,000
  Available-for-sale                                     10,240,000     5,400,000      6,650,000
 Principal payments on mortgage backed securities
  Held-to-maturity                                                -     1,325,971      1,841,066
  Available-for-sale                                      1,955,860       132,905         12,863
 Net increase in loans                                   (4,468,592)   (3,364,926)    (2,909,381)
 Net (acquisition) disposals of repossessed assets            6,550        (7,051)         3,002
 Purchase of premises and equipment                        (167,243)     (151,195)       (79,632)
 Cash proceeds from sale of other real estate                 3,604        49,412        160,067
                                                       ------------   -----------   ------------
                                  NET CASH USED BY
                              INVESTING ACTIVITIES       (7,632,687)   (8,150,335)    (5,159,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, interest-bearing
   transaction accounts, and savings                      1,569,962     1,723,629      2,942,281
  Net increase in certificates of deposit                 2,810,472     4,784,440      1,504,755
  Principal payments on note and debentures payable         (25,000)      (25,000)      (541,414)
                                                       ------------   -----------   ------------
                                 NET CASH PROVIDED
                           BY FINANCING ACTIVITIES        4,355,434     6,483,069      3,905,622
                                                       ------------   -----------   ------------


The accompanying Notes are an integal
part of these financial statements.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                              1996           1995           1994
                                         -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND
 DUE FROM BANKS                          $  (1,075,310) $     231,831  $     396,081

CASH AND DUE FROM BANKS AT BEGINNING
 OF YEAR                                     4,892,113      4,660,282      4,264,201
                                         -------------  -------------  -------------

CASH AND DUE FROM BANKS AT END OF YEAR   $   3,816,803  $   4,892,113  $   4,660,282
                                         =============  =============  =============

SUPPLEMENTAL SCHEDULE OF OPERATING AND INVESTING ACTIVITIES:

(1)  Interest paid                       $   4,062,435  $   3,692,998  $   2,974,208
(2)  Income taxes paid                         756,640        857,028        102,963
(3)  Other real estate acquired through
     loan foreclosures                          12,050        176,580         79,632
(4)  Bank financed sales of other real
     estate                                     36,300        124,197        142,540
(5)  In 1994, consideration given for
     purchase of treasury stock included
     a note payable in the amount of
     $250,000

                             MYERS BANCSHARES, INC.
                                 BALANCE SHEETS
                                 (COMPANY ONLY)
                           DECEMBER 31, 1996 AND 1995

                                      ASSETS

                                                           1996         1995
                                                        -----------  -----------

CURRENT ASSETS
 Cash                                                   $    38,447  $    40,916
                                                        -----------  -----------
                                  TOTAL CURRENT ASSETS       38,447       40,916

INVESTMENTS AND OTHER ASSETS
 Investment in Continental State Bank, at equity in
  net assets                                             11,720,158    9,863,489
 Investment in Woodhaven National Bank, at cost             149,940      149,940
 Goodwill - excess of market value over book value of
  net assets acquired, less amortization                    545,484      567,304
                                                        -----------  -----------
                    TOTAL INVESTMENTS AND OTHER ASSETS   12,415,582   10,580,733
                                                        -----------  -----------

TOTAL ASSETS                                            $12,454,029  $10,621,649
                                                        ===========  ===========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accrued interest payable                               $     9,338  $    10,500
 Current maturities of long-term debt                        25,000       25,000
 Other                                                          465            6
                                                        -----------  -----------
                             TOTAL CURRENT LIABILITIES       34,803       35,506

LONG-TERM DEBT (exclusive of current maturities) -
 Note 6                                                     175,000      200,000

SHAREHOLDERS' EQUITY - Note 12
 Common stock - par value $1,000 a share;
  Authorized - 2,000 shares
  Issued and outstanding - 147 shares                       147,000      147,000
 Paid-in capital                                          1,451,750    1,451,750
 Retained earnings                                       10,628,083    8,636,475
 Unrealized gain on available-for-sale securities, net
  of deferred tax of $8,960 in 1996 and $77,746 in
  1995                                                       17,393      150,918
                                                        -----------  -----------
                            TOTAL SHAREHOLDERS' EQUITY   12,244,226   10,386,143
                                                        -----------  -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $12,454,029  $10,621,649
                                                        ===========  ===========



The accompanying Notes are an integral
 part of these financial statements.

                             MYERS BANCSHARES, INC.
                              STATEMENTS OF INCOME
                                 (COMPANY ONLY)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                          -----------  -----------  -----------
INCOME
 Dividends from subsidiary                $   43,000   $  600,000   $1,013,973
 Interest income                                 812        1,598        2,321
                                          ----------   ----------   ----------

                         TOTAL INCOME         43,812      601,598    1,016,294

EXPENSES
 Interest expense                             16,838       18,833       33,760
 Legal and professional fees                    -           7,392       41,984
 Franchise taxes                              10,854       11,836        6,498
 Contract services                              -           2,800        3,600
 Amortization of goodwill                     21,819       21,819       21,819
 Sundry                                        3,070        5,363        3,504
                                          ----------   ----------   ----------
                       TOTAL EXPENSES         52,581       68,043      111,165
                                          ----------   ----------   ----------

         INCOME (LOSS) BEFORE FEDERAL
               INCOME TAX BENEFIT AND
 UNDISTRIBUTED EARNINGS OF SUBSIDIARY         (8,769)     533,555      905,129

FEDERAL INCOME TAX BENEFIT                   (10,183)     (14,994)     (29,582)
                                          ----------   ----------   ----------

          INCOME BEFORE UNDISTRIBUTED
               EARNINGS OF SUBSIDIARY          1,414      548,549      934,711

UNDISTRIBUTED EARNINGS OF SUBSIDIARY       1,990,194    1,101,684      513,926
                                          ----------   ----------   ----------

                           NET INCOME     $1,991,608   $1,650,233   $1,448,637
                                          ==========   ==========   ==========

The accompanying Notes are an integral
 part of these financial statements.

                            MYERS BANCSHARES, INC.
                           STATEMENTS OF CASH FLOWS
                                (COMPANY ONLY)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996          1995         1994
                                         ------------  ------------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                            $ 1,991,608   $ 1,650,233   $1,448,637
   Adjustments to reconcile net
    income to net cash provided by
    operating activities:
       Amortization of goodwill               21,819        21,819       21,819
       Undistributed earnings of
       subsidiary                         (1,990,194)   (1,101,684)    (513,926)
       (Increase) decrease in due from
        subsidiary                              -           29,583       (2,332)
       Decrease in accrued expenses and
        other liabilities                       (702)       (1,161)      10,647
                                         -----------   -----------   ----------
            Total adjustments             (1,969,077)   (1,051,443)    (483,792)
                                         -----------   -----------   ----------
                 NET CASH PROVIDED BY
                 OPERATING ACTIVITIES         22,531       598,790      964,845

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of treasury stock                   -         (941,250)     (11,317)
   Investment in Woodhaven National
    Bank                                        -             -        (149,940)
                                         -----------   -----------   ----------
                     NET CASH USED BY
                 INVESTING ACTIVITIES           -         (941,250)    (161,257)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on note payable        (25,000)      (25,000)        -
   Principal payments on debentures
    payable                                     -              -       (541,414)
                                         -----------   -----------   ----------
                     NET CASH USED BY
                 FINANCING ACTIVITIES        (25,000)      (25,000)    (541,414)
                                         -----------   -----------   ----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                       (2,469)     (367,460)     262,174

CASH AND CASH EQUIVALENTS AT BEGINNING
OF YEAR                                       40,916       408,376      146,202
                                         -----------   -----------   ----------

CASH AND CASH EQUIVALENTS AT END OF
YEAR                                     $    38,447   $    40,916   $  408,376
                                         ===========   ===========   ==========


The accompanying Notes are an integral
 part of these financial statements.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 1 - Summary of Significant Accounting Policies
------

     The accounting and reporting policies of the Company and the Subsidiary Bank are in accordance with generally accepted accounting principles. A summary of the more significant policies follows:

     Basis of Presentation and Principles of Consolidation
     -----------------------------------------------------

          The consolidated financial statements of Myers Bancshares, Inc. (the Company) include its accounts and those of its one hundred percent (100%) owned subsidiary, Continental State Bank (the Bank). All significant intercompany balances and transactions have been eliminated.

          In the Company Only statements, income from the Bank's operations is recorded under the equity method of accounting.

     Investment Securities
     ---------------------

          Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Under the provisions of SFAS 115, investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale, net of the tax effect, are recognized as direct increases or decreases in shareholders' equity.

          Gains or losses on disposition are recognized using the specific identification method.

     Loans and Allowance For Loan Losses
     -----------------------------------

          Loans are stated at the principal amount outstanding less unearned discount and the allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by a method approximating the interest method. Interest income on all other loans is recognized based upon the principal amounts outstanding. The accrual of interest on a loan is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal. Interest previously earned, but uncollected on such loans, is recognized as income when collected, until such time as the loan is returned to an accrual status.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 1 - Summary of Significant Accounting Policies (continued)
------

     Loans and Allowance For Loan Losses (continued)
     -----------------------------------

          The allowance for loan losses is comprised of amounts charged against income in the form of the provision for possible loan losses as determined by management. Management's evaluation is based on a number of factors, including the Subsidiary Bank's loss experience in relation to outstanding loans and the existing level of the allowance, prevailing and prospective economic conditions, and management's continuing review of nonperformance loans and its evaluation of the quality of the loan portfolio. Loans are placed on non-accrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. Loans are charged against the allowance for possible loan losses when management believes that collectibility of the principal is unlikely.

     Loan Origination Fees and Costs
     -------------------------------

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

     Bank Premises and Equipment
     ---------------------------

          Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line and declining balance methods based upon the estimated useful lives of the assets.

          Maintenance and repairs are charged to operating expenses. Renewals and betterments are added to the asset accounts and depreciated over the periods benefited. Depreciable assets sold or retired are removed from the asset and related accumulated depreciation accounts and any gain or loss is reflected in the income and expense accounts.

     Intangible Assets
     -----------------

          The excess of market value over book value of assets acquired (goodwill) in the amount of $872,760 is being amortized on the straight line method over a period of forty years.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 1 - Summary of Significant Accounting Policies (continued)
------

     Federal Income Taxes
     --------------------

          The Company joins with its subsidiary, Continental State Bank, in filing consolidated federal income tax returns. The Bank pays a charge equivalent to current federal income tax to the parent based on separate taxable income of the Bank.

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax and financial reporting of the allowance for loan losses, non-accrual loans, and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Other Real Estate
     -----------------

          Other real estate is foreclosed property held pending disposition and is valued at the lower of its fair value or the recorded investment in the related loan. At foreclosure, if the fair value of the real estate acquired is less than the Bank's recorded investment in the related loan, a writedown is recognized through a charge to the allowance for loan losses. Any subsequent reduction in value is recognized by a charge to income.

     Cash and Cash Equivalents
     -------------------------

          For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".

     Fair Values of Financial Instruments
     ------------------------------------

          Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 1 - Summary of Significant Accounting Policies (continued)
------

     Fair Values of Financial Instruments (continued)
     ------------------------------------

               The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

          Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

          Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

          Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

          Notes payable: The carrying amounts of notes payable approximate their fair values.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 2 - Investment Securities
------

          The amortized cost and fair values of investment securities at December 31, 1996 are as follows:

                                                     1996
                               -------------------------------------------------
                                              Gross        Gross
Available-for-Sale Securities   Amortized   Unrealized  Unrealized      Fair
                                  Cost        Gains       Losses        Value
                               -----------  ----------  -----------  -----------
U.S. government agencies and
 corporations                  $32,934,129    $ 73,263   $(167,630)  $32,839,762
U.S. government agency
 mortgage backed
 securities                     12,513,081      84,434    (147,226)   12,450,289
Obligations of states and
 political subdivisions         12,327,452     202,672     (19,160)   12,510,964
Other                              149,940           -           -       149,940
                               -----------    --------   ---------   -----------
                 Totals        $57,924,602    $360,369   $(334,016)  $57,950,955
                               ===========    ========   =========   ===========

     In the above schedule the fair value of total available-for-sale securities
                               ----------
of $57,950,955 is reflected in Investment Securities on the balance sheet as of December 31, 1996. A net unrealized gain of $26,353 is in the available-for-sale investment securities balance. The unrealized gain, net of tax, is included in shareholders' equity.

     The amortized cost and fair values of investment securities at December 31, 1995 are as follows:


                                                      1995
                               -------------------------------------------------
                                              Gross        Gross
Available-for-Sale Securities   Amortized   Unrealized  Unrealized      Fair
                                  Cost        Gains       Losses        Value
                               -----------  ----------  -----------  -----------
U.S. treasury securities       $   500,984    $  4,896   $       -   $   505,880
U.S. government agencies and
 corporations                   31,431,127     241,799    (232,972)   31,439,954
U.S. government agency
 mortgage backed
 securities                     14,510,414      63,805    (114,521)   14,459,698
Obligations of states and
 political subdivisions         11,117,773     290,724     (25,067)   11,383,430
Other                              149,940           -           -       149,940
                               -----------    --------   ---------   -----------
                 Totals        $57,710,238    $601,224   $(372,560)  $57,938,902
                               ===========    ========   =========   ===========

     In the above schedule the fair value of total available-for-sale securities
                               ----------
of $57,938,902 is reflected in Investment Securities on the balance sheet as of December 31, 1995. A net unrealized gain of $228,664 is in the available-for-sale investment securities balance. The unrealized gain, net of tax, is included in shareholders' equity.

     In 1995 the Bank took the one-time opportunity to reclassify all of its investments as available-for-sale under FAS 115.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY

NOTE 2 - Investment Securities (continued)
------

  The amortized cost and fair values of available-for-sale securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                   Securities Available-For-Sale
                                                   -----------------------------
Amounts maturing in:                                 Amortized
                                                        Cost        Fair Value
                                                   --------------  -------------
 One year or less                                     $ 5,345,030    $ 5,429,059
 After one year through five years                     37,643,077     37,624,611
 After five years through ten years                     2,273,474      2,297,056
                                                      -----------    -----------
                                                       45,261,581     45,350,726
 U.S. government agency mortgage backed
  securities                                           12,513,081     12,450,289
 Other                                                    149,940        149,940
                                                      -----------    -----------
                               Totals                 $57,924,602    $57,950,955
                                                      ===========    ===========

     Securities with amortized cost of $17,779,879 and $17,527,017 and fair values of $17,669,176 and $17,496,438 at December 31, 1996 and 1995,
respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

     Proceeds from sales of investment securities in 1996 were $3,500,469 and gross realized gains on such sales were $12,084 and gross realized losses were $10,737. There were no sales of investment securities in 1995. Proceeds from sales of investment securities in 1994 were $4,732,000 and gross realized gains on such sales were $4,128 and gross realized losses were $169,563.

NOTE  3 - Loans and Allowance for Loan Losses
-------

     An analysis of loan categories at December 31, 1996 and 1995 is as follows:

                                                  1996         1995
                                             ------------  ------------
 Commercial                                  $20,433,158   $18,248,322
 Real estate loans                            27,343,376    24,838,612
 Installment loans                             6,840,562     7,130,369
 Overdrafts                                       21,449        25,349
                                             -----------   -----------
                                              54,638,545    50,242,652
 Less:  Unearned discount                       (752,539)     (806,329)
        Allowance for loan losses             (1,021,132)   (1,105,323)
                                             -----------   -----------
                               Loans, Net    $52,864,874   $48,331,000
                                             ===========   ===========

Transactions in the allowance for loan for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:

                                            1996          1995         1994
                                        -----------   -----------   ----------
 Balance, beginning of year             $ 1,105,323   $ 1,105,323   $1,179,894
 Provisions charged to income                 -           (16,880)       -
                                        -----------   -----------   ----------
                                          1,105,323     1,088,443    1,179,894
 Loans charged off                         (136,856)     (149,614)    (155,351)
 Recoveries of loans previously              52,665       166,494       80,780
  charged off                           -----------   -----------   ----------
                            Net             (84,191)       16,880      (74,571)
                                        -----------   -----------   ----------
           Balance, end of year         $ 1,021,132   $ 1,105,323   $1,105,323
                                        ===========   ===========   ==========

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE  3 - Loans and Allowance for Loan Losses (continued)
-------

     At December 31, 1996 and 1995, the Bank had non-accrual loans of approximately $388,543 and $587,147 for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $38,334 and $69,000 in 1996 and 1995, respectively.

     Continental State Bank grants agribusiness, commercial and real estate loans to customers within Wise County and Parker County, Texas and the surrounding area. A substantial portion of its debtors' ability to honor their contract is dependent upon the agribusiness and real estate economic sectors in that geographic area.


NOTE 4 - Bank Premises and Equipment
------

     The investment in bank premises and equipment stated at cost at December 31, 1996 and 1995 is as follows:

                                             1996        1995
                                          ----------  ----------
    Land                                  $  168,422  $  168,422
    Buildings and improvements             1,379,422   1,373,504
    Furniture and equipment                1,176,937   1,063,108
    Automobiles                               18,714      43,015
                                          ----------  ----------
                                           2,743,495   2,648,049
    Less accumulated depreciation          1,489,724   1,393,815
                                          ----------  ----------
                                           1,253,771   1,254,234
    Construction in progress                   1,100      12,847
                                          ----------  ----------
      Bank premises and equipment, net    $1,254,871  $1,267,081
                                          ==========  ==========

     Depreciation on bank premises and equipment charged to expense totaled $179,453, $168,651 and $177,281 in the years ended December 31, 1996, 1995 and
1994, respectively.


NOTE 5 - Income Taxes
------

     The components of income tax expense were as follows:

                                                 1996        1995       1994
                                               ---------  ----------  ---------
   Bank:
     Federal Income Tax Provision:
      Current                                  $769,422    $639,037   $463,010
      Deferred                                   (4,808)      5,612    (42,657)
                                               --------    --------   --------
         Total Federal Income Tax Provision     764,614     644,649    420,353

   Company:
     Current - (benefit)                        (10,183)    (14,994)   (29,582)
                                               --------    --------   --------
         Tax Provision - Consolidated          $754,431    $629,655   $390,771
                                               ========    ========   ========


                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 5 - Income Taxes (continued)
------

       The principal factors causing a variation from the statutory tax rate and the related tax effects are as follows:


                                                                   1996         1995         1994
                                                               -----------  -----------  ------------
         Bank:
          Statutory tax on income                              $   951,255  $   797,753  $   602,648
          Reduction in taxes resulting from:
            Tax exempt interest                                   (184,546)    (178,637)    (140,288)
            Other                                                   (2,095)      25,533      (42,007)
                                                               -----------  -----------  -----------
                Total Income Tax Provision - Bank                  764,614      644,649      420,353

         Company:
          Statutory tax on income - (benefit)                      (17,601)     (22,591)     (37,007)
          Decrease in benefit resulting from:
            Goodwill amortization                                    7,418        7,418        7,418
            Other                                                     -             179            7
                                                               -----------  -----------  -----------
                Total Income Tax Provision - Company               (10,183)     (14,994)     (29,582)
                                                               -----------  -----------  -----------
                Tax Provision - Consolidated                   $   754,731  $   629,655  $   390,771
                                                               ===========  ===========  ===========

       At December 31, 1996 and 1995 the net deferred tax asset is comprised of temporary differences and their related tax effect as follows:


                                                                               1996         1995
                                                                           -----------  ------------
         Loan loss provision and allowance for tax purposes
           in excess of amount for financial reporting purposes            $    91,283  $     91,283
         Accrued expenses deducted for financial reporting
           purposes but not deductible until paid for tax purposes               -             1,700
         Excess of depreciation taken for financial reporting
           over the amount allowed for tax purposes                             30,681        27,615
         Interest accrued for tax purposes on loans not accruing
           for financial purposes                                               47,051        54,053
                                                                           -----------  ------------
                                           TOTAL DEFERRED TAX ASSET            169,015       174,651

         Unrealized gain on available-for-sale securities                       (8,960)      (77,746)
         Other                                                                   -            (2,590)
                                                                           -----------  ------------
                                       TOTAL DEFERRED TAX LIABILITY             (8,960)      (80,336)
                                                                           -----------  ------------
                                             NET DEFERRED TAX ASSET        $   160,055  $     94,315
                                                                           ===========  ============

       During 1994, the Bank settled with the Internal Revenue Service regarding its examination of tax years 1986 - 1992. As a result of this settlement, an extraordinary credit of $175,758 was recorded by the Bank.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 6 - Long-Term Debt
------

       Following is a summary of notes payable as of December 31, 1996 and 1995:

                                                                          1996              1995
                                                                     -------------     -------------
       8% note payable to individual for purchase of treasury
         stock, payable in annual installments of $25,000 plus
         interest, with final payment due May, 2004                  $     200,000     $     225,000
                                                  Current portion           25,000            25,000
                                                                     -------------     -------------
                                                   LONG-TERM DEBT    $     175,000     $     200,000
                                                                     =============     =============


NOTE 7 - Pension Plans
------

       In 1993, the Bank adopted a defined contribution pension plan which covers substantially all full-time employees. Under the plan, a 401(k) plan, the Bank matches 1/2 of the first 6% of employee contributions.

       Total pension plan contributions by the Bank for the years ended December 31, 1996, 1995 and 1994 were $49,205, $57,354 and $38,946, respectively.


NOTE 8 - Related Party Transactions
------

       During 1996 and 1995, the Bank had transactions made in the ordinary course of business with certain of its officers and directors. All loans included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. The balances of these loans were approximately $25,000 and $50,800 at December 31, 1996 and 1995.


NOTE 9 - Other Commitments and Contingent Liabilities
------

       In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying financial statements. Letters of credit in the amount of $225,650 and $141,316 and unfunded loan commitments of $3,491,000 and $2,488,000 were outstanding at December 31, 1996 and 1995. The Bank does not anticipate losses as a result of these transactions.


NOTE 10 - Compensated Absences
-------

       Employees of the Bank are entitled to paid vacation, paid sick days and other personal days off, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and, accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY

NOTE 11 - Litigation
-------

       The Bank is a party to certain legal actions arising in the ordinary course of its business. It is the opinion of legal counsel that the settlement of these matters will not materially affect the Bank's financial position.


NOTE 12 - Stock Split
-------

       On June 15, 1995, the Company effected a 1 for 50 reverse stock split whereby the 9,135 outstanding shares of $20 par value common were exchanged for
182.7 shares of $1,000 par common stock.


NOTE 13 - Regulatory Matters
-------

       The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets and minimum ratios of Tier I and total capital to risk-weighted assets as set forth in the table below. The Bank's actual capital ratios are also presented in the table.

                                                       1996                         1995
                                                       ----                         ----
                                                 Capital Adequacy             Capital Adequacy
                                                 ---------------              ----------------
                                              Required       Required      Required         Actual
                                               Ratio          Ratio         Ratio           Ratio
                                             ---------      ---------     ---------       ---------
Tier I Capital (to Average Assets)                4.0%          9.53%          4.0%           8.63%
Tier I Capital (to Risk Weighted Assets)          4.0%         19.15%          4.0%          12.08%
Total Capital (to Risk Weighted Assets)           8.0%         20.41%          8.0%          13.32%

       Management believes, as of December 31, 1996 and 1995, that the Bank meets all capital requirements to which it is subject.

                     MYERS BANCSHARES, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                         CONSOLIDATED AND COMPANY ONLY


NOTE 14 - Fair Values of Financial Instruments
-------

       The estimated fair values of the Bank's financial instruments are as follows:


                                                         1996                         1995
                                             --------------------------    --------------------------
                                               Carrying        Fair          Carrying        Fair
                                                Amount         Value          Amount         Value
                                             ------------  ------------    ------------  ------------
       Financial assets:
         Cash and cash equivalents           $  3,816,803  $  3,816,803    $  4,892,113  $  4,892,113
         Federal funds sold                     6,100,000     6,100,000       3,350,000     3,350,000
         Investment securities                 57,950,955    57,950,955      57,938,902    57,938,902
         Loans, net of allowance               52,864,874    54,280,000      48,331,000    49,993,000
         Interest receivable                    1,270,354     1,270,354       1,274,749     1,274,749
       Financial liabilities:
         Deposits                             111,027,272   111,198,000     106,646,838   106,892,000
         Accrued interest payable                 476,290       476,290         485,040       485,040

       The carrying amounts in the preceding table are included in the balance sheets under the applicable captions.

                                  APPENDIX A

                            AMENDMENT TO AGREEMENT
                                  (A-1 - A-2)

                     AGREEMENT AND PLAN OF REORGANIZATION
                                 (A-3 - A-33)

                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION


     This Amendment (the "Amendment") entered into as of the 10th day of June, 1997, by and between MYERS BANCSHARES, INC. ("MBI"), a Texas corporation and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, MBI and Norwest have entered into an Agreement and Plan of Reorganization dated as of April 22, 1997 (the "Reorganization Agreement") under the terms of which a wholly-owned subsidiary of Norwest will merge with and into MBI pursuant to a plan of merger;

     WHEREAS, the parties desire to amend certain terms of the Reorganization Agreement as hereinafter set forth; and

     WHEREAS, all capitalized terms shall have the meanings ascribed to them in the Reorganization Agreement unless otherwise defined herein,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Norwest and MBI agree as follows:

     (1) Paragraph 1(a) of the Reorganization Agreement is hereby amended to read in its entirety as follows:

          1.  Basic Plan of Reorganization

               (a)  Merger.  Subject to the terms and conditions contained
                    ------
          herein, a wholly-owned subsidiary of Norwest ("Merger Co.") will be merged by statutory merger with and into MBI pursuant to the Merger Agreement, with MBI as the surviving corporation, in which merger each share of MBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of MBI Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the number equal to $19,870,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of MBI held to vote on this Agreement and the Merger Agreement.

     (2) Schedule 2(j)(ii) of the Reorganization Agreement is hereby amended to add the following disclosures:

          Sharon Burran shall be paid a bonus in the amount of $60,000, payable within thirty (30) days after the Effective Time of the Merger, and Michael Fowler shall be paid a bonus in the amount of $70,000, payable within (30) days after the Effective Time of the Merger.

     (3) Except as modified by this Agreement, all of the terms and conditions of the Reorganization Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


NORWEST CORPORATION                     MYERS BANCSHARES, INC.


By:  /s/ John E. Ganoe                  By:  /s/ Mike A. Myers
   ----------------------------         -------------------------
Its: Executive Vice President           Its:  Chairman
    ---------------------------         -------------------------

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION


          AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 22 day of April, 1997, by and between MYERS BANCSHARES INC. ("MBI"), a Texas corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

          WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into MBI (the "Merger") pursuant to a plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of MBI of the par value of $1,000 per share ("MBI" Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

          NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

          1.  Basic Plan of Reorganization

          (a)  Merger.  Subject to the terms and conditions contained herein, a
               ------
wholly-owned subsidiary of Norwest ("Merger Co.") will be merged by statutory merger with and into MBI pursuant to the Merger Agreement, with MBI as the surviving corporation, in which merger each share of MBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of MBI Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the number equal to $20,000,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of MBI held to vote on this Agreement and the Merger Agreement.

          (b)  Norwest Common Stock Adjustments.  If, between the date hereof
               --------------------------------
and the Effective Time of the Merger (as defined in subparagraph (d) below), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of MBI Common Stock shall be converted pursuant to subparagraph (a) above and/or the price of such shares for the purposes of calculating the Norwest Measurement Price will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of MBI Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of MBI Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar transaction or stock dividend, had the record date therefor been immediately following the Effective Time of the Merger (as defined in subparagraph (d) below).

          (c)  Fractional Shares.  No fractional shares of Norwest Common Stock
               -----------------
and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Merger (as defined in subparagraph (d) below).

          (d)  Mechanics of Closing Merger.  Subject to the terms and conditions
               ---------------------------
set forth herein, the Merger Agreement shall be executed and it and the Articles of Merger shall be filed with the Secretary of State of the State of Texas within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in paragraphs 6, 7 and 8 of this Agreement (excluding any conditions that cannot be satisfied until the closing date) or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of approval by the MBI shareholders of this Agreement and the Merger Agreement, the receipt of final regulatory approval of the Merger, and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted or such later date as is set forth in the Merger Agreement or Articles of Merger is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Dallas, Texas time on the Effective Date of the Merger. At the Effective Time of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into MBI pursuant to the Merger Agreement.

          The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, or at such other place as the parties shall mutually agree.

          2. Representations and Warranties of MBI. MBI represents and warrants to Norwest as follows:

          (a)  Organization and Authority.  MBI is a corporation duly organized,
               --------------------------
validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on MBI and the MBI Subsidiaries (as defined in paragraph 2(b) below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. MBI is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). MBI has furnished Norwest true and correct copies of its articles of incorporation and bylaws, as amended.

          (b)  MBI's Subsidiaries.  Schedule 2(b) sets forth a complete and
               ------------------
correct list of all of MBI's subsidiaries as of the date hereof (individually an "MBI Subsidiary" and collectively the "MBI Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by MBI. No equity security of any MBI Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any MBI Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Texas Business Corporation Act, all of such shares so owned by MBI are fully paid and nonassessable and, except as set forth on
Schedule 2(b), are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each MBI Subsidiary is a corporation or Texas banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), MBI does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

          (c)  Capitalization.  The authorized capital stock of MBI consists of
               ---------------
2,000 shares of common stock, $1,000 par value, of which as of the close of business on December 31, 1996, 147 shares were outstanding and no shares were held in the treasury. The maximum number of shares of MBI Common Stock (assuming for this purpose that phantom shares and other share-equivalents, constitute MBI Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 147. All of the outstanding shares of capital stock of MBI have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MBI or any MBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MBI or any MBI Subsidiary. Since December 31, 1996, no shares of MBI capital stock have been issued, purchased, redeemed or otherwise acquired, directly or indirectly, by MBI or any MBI Subsidiary and, except as set forth on Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of MBI.

          (d)  Authorization.  MBI has the corporate power and authority to
               -------------
enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by MBI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of MBI. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over MBI as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of MBI enforceable against MBI in accordance with their respective terms.

          Except as set forth on Schedule 2(d), neither the execution, delivery and performance by MBI of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by MBI with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of MBI or any MBI Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MBI or any MBI Subsidiary is a party or by which it may be bound, or to which MBI or any MBI Subsidiary or any of the properties or assets of MBI or any MBI Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of MBI, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to MBI or any MBI Subsidiary or any of their respective properties or assets.

          Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Texas Banking Act and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by MBI of the transactions contemplated by this Agreement and the Merger Agreement.

          (e)  MBI Financial Statements. The consolidated balance sheets of MBI
               ------------------------
and MBI's Subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1996, together with the notes thereto, audited by Stovall, Grandey & Whatley, Fort Worth, Texas (collectively, the "MBI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of MBI and MBI's Subsidiaries at the dates and the consolidated results of operations and cash flows of MBI and MBI's Subsidiaries for the periods stated therein.

          (f)  Reports.  Since December 31, 1990, each of MBI and the MBI
               -------
Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iii) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "MBI Reports". As of their respective dates, the MBI Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve Board, the FDIC, and applicable state securities and banking authorities, as the case may be, and did not contain any untrue statement of a material fact. Copies of all the MBI Reports have been made available to Norwest by MBI. MBI is not required to file reports with the Securities and Exchange Commission (the "SEC") pursuant to either
Section 12 or Section 15(d) of the Exchange Act.

          (g)  Properties and Leases.  Except as may be reflected in the MBI
               ---------------------
Financial Statements, and except for any lien for current taxes not yet delinquent, MBI and each MBI Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in MBI's consolidated balance sheet as of December 31, 1996, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property pursuant to which MBI or any MBI Subsidiary, as lessee, leases real property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by MBI or such MBI Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all MBI's and each MBI Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

          (h)  Taxes.  Each of MBI and the MBI Subsidiaries has filed all
               -----
federal, state, county, local and foreign tax returns, including information returns, required to be filed by it and has paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of MBI and the MBI Subsidiaries for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on
Schedule 2(h), (i) neither MBI nor any MBI Subsidiary is a party to any pending action or proceeding, nor to the best knowledge of MBI is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of MBI or any MBI Subsidiary which has not been settled, resolved and fully satisfied. Each of MBI and the MBI Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of MBI and the MBI Subsidiaries with respect to all periods through the date thereof.

          (i)  Absence of Certain Changes.  Since December 31, 1996, there has
               --------------------------
been no change in the business, financial condition or results of operations of MBI or any MBI Subsidiary, which has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of MBI and the MBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

          (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
               -------------------------
neither MBI nor any MBI Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                 (i) any employment contract or understanding (including any understandings or obligations with respect to severance pay, termination pay or fringe benefits) with any present or former officer, director, employee or consultant pursuant to which MBI or any MBI Subsidiary has any current or future obligation or liability, other than solely an obligation of confidentiality (other than those which are terminable at will by MBI or such MBI Subsidiary);

                 (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract containing covenants which (a) limit the ability of MBI or any MBI Subsidiary to compete in any line of business or with any person, (b) involve any restriction of the geographical area in which, or method by which, MBI or any MBI Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), or
     (c) require MBI or any MBI Subsidiary to deal exclusively with any vendor, service provider or other third party;

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

          (vi) any lease of personal property with annual rental payments aggregating $10,000 or more;

          (vii) any other contract or agreement that has a term of one year or more and annual payments of $10,000 or more;

          (viii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (ix) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings. MBI has furnished Norwest copies of
          --------------------------------
(i) all attorney responses to the request of the independent auditors for MBI with respect to loss contingencies as of December 31, 1996, and (ii) a written list of all legal and regulatory proceedings filed against MBI or any MBI Subsidiary since said date. Neither MBI nor any MBI Subsidiary is a party to any pending or, to the best knowledge of MBI, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or would not reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of MBI and the MBI Subsidiaries taken as a whole.

     (l)  Insurance.  Each of MBI and the MBI Subsidiaries is presently insured,
          ---------
and during each of the past five calendar years (or during such lesser period of time as MBI has owned such MBI Subsidiary) has been insured, for reasonable amounts with insurance companies that, to the best knowledge of MBI, are financially sound and reputable against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. MBI has delivered to Norwest correct and complete copies of all material policies of insurance of MBI and the MBI Subsidiaries currently in effect.

     (m)  Compliance with Laws.  Each of MBI and the MBI Subsidiaries has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of MBI or such MBI Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of MBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by each of MBI and the MBI Subsidiaries of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither MBI nor any MBI Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court which reasonably would be expected to have a material adverse effect on the business or properties of MBI and the MBI Subsidiaries taken as a whole. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of MBI or any MBI Subsidiary which reasonably would be expected to have a material adverse effect on the business or properties of MBI and the MBI Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving MBI or any MBI Subsidiary is
          -----
pending or, to the best knowledge of MBI, threatened. Neither MBI nor any MBI Subsidiary is involved in, or to the best knowledge of MBI threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of MBI or such MBI Subsidiary.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of MBI, no beneficial owner of 5% or more of the outstanding capital stock of MBI, or any officer or director of MBI or of any MBI Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such 5% shareholder, officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MBI or any MBI Subsidiary.

     Schedule 2(o) also sets forth a correct and complete list of any loan or other extension of credit from MBI or any MBI Subsidiary to any present officer, director, employee or "principal shareholder" (as such term is defined under Regulation O of the Federal Reserve Board) of MBI or any MBI Subsidiary or to any associate or related interest of any such person including those required to be approved by or reported to MBI's or such MBI Subsidiary's Board of Directors pursuant to Regulation O.

     (p)  MBI Benefit Plans.
          -----------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which MBI or any MBI Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by MBI or any MBI Subsidiary, are those set forth on Schedule 2(p)(i) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p)(ii), MBI or the MBI Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA '86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. MBI knows of no reason that any Plan subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p)(iv), and to the best knowledge of MBI, no Plan or any trust created thereunder or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA, or has violated any of the fiduciary standards under
     Part 4 of Title I of ERISA, which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to MBI and the MBI Subsidiaries taken as a whole.

          (v) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events", as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.which would result in a material liability.

          (vii) Except as disclosed in Schedule 2(p)(vii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of MBI or any MBI Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding MBI and the
          --------------------
MBI Subsidiaries supplied or to be supplied by MBI for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of MBI Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to MBI's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents MBI and the MBI Subsidiaries are responsible for filing with any regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither MBI nor any MBI Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger, by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except as set forth on Schedule 2(s), neither
          -------------------
MBI nor any MBI Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for MBI or any MBI Subsidiary in connection with this Agreement, the Merger Agreement and/or the transactions contemplated hereby and thereby.

     (t)  Fiduciary Activities.  Except as set forth on Schedule 2(t), neither
          --------------------
MBI nor any MBI Subsidiary has ever had any accounts for which it has acted as a fiduciary, including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (u)  No Defaults.  Neither MBI nor any MBI Subsidiary is in default, nor
          -----------
has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or would reasonably be expected to have a material adverse effect upon MBI and the MBI Subsidiaries taken as a whole. To the best of MBI's knowledge, all parties with whom MBI or any MBI Subsidiary has material leases, agreements or contracts or who owe to MBI or any MBI Subsidiary material obligations, other than with respect to those arising in the ordinary course of the banking business of the MBI Subsidiaries, are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on MBI or any MBI Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the best of MBI's knowledge, threatened against MBI or any MBI Subsidiary the result of which has had or would reasonably be expected to have a material adverse effect upon MBI and MBI's Subsidiaries taken as a whole; to the best of MBI's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of MBI's knowledge neither MBI nor any MBI Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. MBI has provided Norwest with copies of all environmental assessments, reports, studies and other documents in its possession which set forth the results of investigations designed to assess compliance with or liability under environmental laws with respect to each bank facility and each non-residential OREO property.

     (w)  Regulatory Impediments.  As of the date hereof, MBI is not aware of
          ----------------------
the existence of any factor that would materially delay or materially hinder the issuance of any regulatory approval necessary to consummate the Merger.

     3. Representations and Warranties of Norwest. Norwest represents and warrants to MBI as follows:

     (a)  Organization and Authority.  Norwest is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
          --------------------
list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Norwest Capitalization.  The authorized capital stock of Norwest
          ----------------------
consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1996, 980,000 shares (including 25,000 shares held by a subsidiary) of Cumulative Tracking Preferred Stock, at $200 stated value, 11,949 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 23,190 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 30,951 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1996, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1996, 370,342,549 shares were outstanding and 5,191,076 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with (i) the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, the Texas Banking Act or the HSR Act, and
(ii) filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1990, each of Norwest and the Norwest
          -------
Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1996 included in Norwest's Annual Report on Form 10-K for the period then ended, and to all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1996, there has been
          --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1996, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance.  Each of Norwest and the Norwest Subsidiaries is presently
          ---------
insured or self-insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Each of Norwest and the Norwest Subsidiaries
          --------------------
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o)(i) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o)(ii), Norwest or the Norwest Subsidiaries have applied for favorable determination letters from the Internal Revenue Service under the provisions of TRA '86 for the Norwest Corporation Pension Plan and the Norwest Corporation Savings Investment Plan. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o)(iv), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or has violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o)(v), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and with any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to

Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Norwest or any Norwest Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and, to the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of the State of Texas, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, Merger Co. will not have conducted any business or own any significant assets or owe any significant liabilities.

     (u)  Regulatory Impediments.  As of the date hereof, Norwest is not aware
          ----------------------
of the existence of any factor that would materially delay or materially hinder the issuance of any regulatory approval necessary to consummate the Merger.

     4.   Covenants of MBI.  MBI covenants and agrees with Norwest as follows:

     (a)  Affirmative Covenants.  Except as otherwise contemplated by this
          ---------------------
Agreement, from the date hereof until the Effective Time of the Merger, each of MBI and the MBI Subsidiaries will:

              (i) maintain its corporate existence in good standing, maintain the general character of its business and conduct its business in its ordinary and usual manner;

              (ii) extend credit in accordance with existing lending policies, except that other than pursuant to commitments made prior to the date of this Agreement it shall not, without the prior written consent of Norwest (which consent shall be deemed granted unless written objection is received by MBI within five business days of any request for such approval),
     (A) renew any existing loan to its established customers for an amount in excess of $300,000, or (B) establish any new customer borrowing relationship in excess of $100,000;

              (iii) maintain proper business and accounting records in accordance with generally accepted accounting principles;

              (iv) maintain its properties in good repair and condition, ordinary wear and tear excepted;

              (v) maintain in all material respects presently existing insurance coverage;

              (vi) use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

              (vii) use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger;

              (viii) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of MBI and each MBI Subsidiary, the non-compliance with which reasonably could be expected to have a material adverse effect on MBI and the MBI Subsidiaries taken as a whole; and

              (ix)   permit Norwest and its representatives (including KPMG
     Peat Marwick) to examine its books, records and properties and to interview its officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of MBI herein expressed.

     (b)  Negative Covenants.  Except as otherwise contemplated by this
          ------------------
Agreement, from the date hereof until the Effective Time of the Merger, each of MBI and the MBI Subsidiaries will not (without the prior written consent of Norwest):

              (i) amend or otherwise change its articles of incorporation or association or bylaws;

              (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities;

              (iii) authorize or incur any long-term debt (other than deposit liabilities) or mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business;

              (iv) enter into any material agreement, contract or commitment in excess of $10,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

              (v) purchase, renew or otherwise acquire any investment security for its own account, except investments made by bank subsidiaries in the ordinary course of business having a maturity at issuance of not more than one year and in amounts per investment of $100,000 or less;

              (vi) amend or terminate any Plan except as required by law, or make any contributions to any Plan in except as required by the terms of such Plan in effect as of the date hereof;

              (vii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, except any dividend declared by the Board of Directors of an MBI Subsidiary in accordance with applicable law and regulation;

              (viii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of MBI;

              (ix) increase the compensation of any officers, directors or employees, except pursuant to existing compensation plans and practices; or

              (x) sell or otherwise dispose of any shares of the capital stock of any MBI Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c)  Shareholder Meeting.  The Board of Directors of MBI will duly call,
          -------------------
and will cause to be held a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of MBI will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) except to the extent that the Board of Directors of MBI shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d)  Information Supplied by MBI.  MBI will furnish or cause to be
          ---------------------------
furnished to Norwest all the information concerning MBI and the MBI Subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, and in any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year furnished pursuant to this paragraph must include the audit opinion of Stovall, Grandey & Whatley and such independent auditor's consent to use such opinion in the Registration Statement. Any interim quarterly financial information provided under this paragraph must have been reviewed by Stovall, Grandey & Whatley in accordance with generally accepted auditing standards, and MBI must provide Norwest with a copy of such review report.

     (e)  Regulatory Approvals.  MBI will take all necessary corporate and other
          --------------------
action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of MBI to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f)  Delivery of Closing Documents.  MBI will use its best efforts to
          -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g)  Confidential Information.  MBI will hold in confidence all nonpublic
          ------------------------
documents and information concerning Norwest and its subsidiaries furnished to MBI and its representatives in connection with the transactions contemplated by this

Agreement and will not release or disclose such information to any other person, except as required by law and except to MBI's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that MBI or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, MBI will, unless prohibited by law, promptly notify Norwest of such request and will cooperate with Norwest, at Norwest's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to MBI, in the public domain, or later acquired by MBI on a nonconfidential basis) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately be returned to Norwest.

     (h)  Competing Transactions.  Neither MBI, nor any MBI Subsidiary, nor any
          ----------------------
director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent the Board of Directors of MBI shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with, or provide any information to, any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of MBI or any MBI Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of MBI or any MBI Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with MBI or any MBI Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to MBI or any MBI Subsidiary concerning any of the foregoing, MBI or such MBI Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i)  Public Disclosure.  MBI shall consult with Norwest as to the form,
          -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j)  Benefit Plans.  Prior to the Effective Date of the Merger, MBI and
          -------------
each MBI Subsidiary will take all action necessary, required or requested by Norwest (i) to comply with the provisions of paragraph 9 hereof relating to the qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger,
(ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code, provided that MBI and each MBI Subsidiary will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

     (k)  Affiliate Letters.  MBI shall use its best efforts to obtain and
          -----------------
deliver to Norwest at least 32 days prior to the Effective Date of the Merger signed representations, substantially in the form attached hereto as Exhibit B, by each executive officer, director or shareholder of MBI who may reasonably be deemed an

"affiliate" of MBI within the meaning of such term as used in Rule 145 under the Securities Act.

     (l)  Accounting Practices.  Prior to the Effective Date of the Merger, MBI
          --------------------
shall establish such additional accruals and reserves as may be necessary (i) to conform MBI's accounting and credit loss reserve practices and methods to those of Norwest, consistent with Norwest's plans with respect to the conduct of MBI's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by MBI of the Merger and the other transactions contemplated by this Agreement; provided, however, that MBI's compliance with this paragraph 4(l) shall in no case constitute a breach of any other representation, warranty or covenant contained in this Agreement.

     (m)  Environmental Reports.  MBI shall obtain, at its sole expense, Phase I
          ---------------------
environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than May 23, 1997,and written reports shall be delivered to Norwest no later than June 20, 1997. MBI shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. MBI shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property), and a written report of the results shall be delivered to Norwest within four weeks of the date of this Agreement.

     (n)  Title Commitments and Surveys.  MBI shall obtain from a company
          -----------------------------
reasonably acceptable to Norwest, at MBI's sole expense, commitments for title insurance and boundary surveys for each owned bank facility, which commitments and surveys shall be delivered to Norwest no later than May 23, 1997.

     (o)  Favorable Accounting Treatment.  Neither MBI nor any MBI Subsidiary
          ------------------------------
shall knowingly take any action which, with respect to MBI, would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (p)  Data Processing Review.  Prior to the Closing Date, MBI shall use its
          ----------------------
best efforts to obtain the consent of Overton Bank and Trust Company ("Overton"), MBI's current data processing services provider, to an audit of Overton's data processing activities by an independent third party reasonably acceptable to Norwest, Overton and MBI, which audit shall be performed at MBI's sole expense, and a copy of the report from which audit shall be delivered to Norwest.

     5. Covenants of Norwest. Norwest covenants and agrees with MBI as follows:

     (a)  Affirmative Covenants.  From the date hereof until the Effective Time
          ---------------------
of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b)  Information Supplied by Norwest.  Norwest will furnish to MBI all the
          -------------------------------
information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of MBI, or in any statement or application made by MBI to any governmental body in connection with the transactions contemplated by this Agreement.

     (c)  Registration Statement.  As promptly as practicable after the
          ----------------------
execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of MBI pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the MBI shareholders, at the time of the MBI shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply
--------  -------
to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by MBI or any MBI Subsidiary for use in the Registration Statement or the Prospectus.

     (d)  Stock Exchange Listing.  Norwest will file all documents required to
          ----------------------
be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e)  Norwest Shares.  The shares of Norwest Common Stock to be issued by
          --------------
Norwest to the shareholders of MBI pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of MBI pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f)  Blue Sky Approvals.  Norwest will file all documents required to
          ------------------
obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals. Norwest will endeavor to furnish MBI with copies of all such filings contemporaniously with their submission to the applicable authorities, and will furnish MBI with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

     (g)  Other Regulatory Approvals.  Norwest will take all necessary corporate
          --------------------------
and other action and file all documents required to obtain, and will use its best efforts to obtain, all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with MBI to obtain all such approvals and consents required by MBI. Norwest will endeavor to furnish MBI with copies of all such filings contemporaniously with their submission to the applicable authorities, and will furnish MBI with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

     (h)  Confidential Information.  Norwest will hold in confidence all
          ------------------------
nonpublic documents and information concerning MBI and MBI's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that Norwest or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, Norwest will, unless prohibited by law, promptly notify MBI of such request and will cooperate with MBI, at MBI's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with MBI (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources on a nonconfidential basis) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to MBI.

     (i)  Corporate Merger Filings.  Norwest will file any documents or
          ------------------------
agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j)  Delivery of Closing Documents.  Norwest will use its best efforts to
          -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k)  Public Disclosure.  Norwest shall consult with MBI as to the form,
          -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or to any of the transactions contemplated hereby.

     (l)  Access to Information.  For a period not exceeding fifteen (15) days
          ---------------------
prior to the Closing Date, Norwest will permit MBI and its representatives to examine Norwest's books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by MBI or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (m)  Favorable Accounting Treatment.  Neither Norwest nor any Norwest
          ------------------------------
Subsidiary shall take any action which, with respect to Norwest, would disqualify the Merger as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to MBI, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or MBI during the period commencing 30 days prior to the Effective Date of the Merger and ending upon publication by Norwest of financial results including at least 30 days of combined operations of MBI and Norwest.

     (n)  Indemnification Rights.  From and after the Effective Time of the
          ----------------------
Merger: (i) Norwest shall indemnify, defend (including the advancement of defense costs and expenses as reasonably determined by Norwest) and hold harmless the officers, directors and employees of MBI and the MBI Subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under MBI's or a MBI Subsidiary's Certificate of Incorporation or Articles of Incorporation or Association and By-laws as in effect as of the Effective Time of the Merger; and (ii) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of an Indemnified Party in MBI's Articles of Incorporation or By-laws or in similar governing documents of any MBI Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, survive the Merger and continue in full force and effect.
Nothing contained in this paragraph 5(n) shall be deemed to preclude the liquidation, consolidation or merger of MBI or any MBI Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger. Notwithstanding anything to the contrary contained in this paragraph 5(n), nothing contained herein shall require Norwest or MBI to indemnify any person who was a director, officer or employee of MBI or any MBI Subsidiary to a greater extent than MBI or any MBI Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

     (o)  Exchange of Shares.  At or prior to the Effective Time of the Merger,
          -------------------
Norwest shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A. (the "Agent"), for the benefit of the holders of certificates representing shares of MBI Common Stock (the "Certificates"), for exchange in accordance herewith and the Merger Agreement, a certificate or certificates representing the shares of Norwest Common Stock and the cash in lieu of fractional shares to be issued and paid pursuant hereto and the Merger Agreement in exchange for outstanding shares of MBI Common Stock.

     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Norwest, the posting by such person of a bond in such amount as Norwest may reasonably direct (but in no event in an amount in excess of 110% of the then market value of the underlying shares of Norwest Common Stock) as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Norwest Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant hereto and the Merger Agreement.

     As soon as practicable after the Effective Time of the Merger, the Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Norwest Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant hereto and the Merger Agreement.

     6. Conditions Precedent to Each Party's Obligation. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a)  Shareholder Approval.  This Agreement and the Merger Agreement shall
          --------------------
have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of MBI required for approval of a plan of merger in accordance with the provisions of MBI's Articles of Incorporation and the Texas Business Corporation Act.

     (b)  Regulatory Approvals.  Norwest shall have received approval by the
          --------------------
Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (c)  No Injunctions or Restraints.  No court or governmental authority of
          ----------------------------
competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (d)  Listing of Norwest Common Stock.  The shares of Norwest Common Stock
          -------------------------------
to be delivered to the stockholders of MBI pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (e)  Tax Opinion.  MBI shall have received an opinion, dated as of the
          -----------
Closing Date, of counsel to MBI substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of MBI Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of MBI will be the same as the basis of MBI Common Stock exchanged therefor; and
(iv) the holding period of the shares of Norwest Common Stock received by the shareholders of MBI will include the holding period of the MBI Common Stock, provided such shares of MBI Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (f)  Registration Statement; Blue Sky Approvals.  The Registration
          ------------------------------------------
Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or shall have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (g)  Consents Under Agreements.  MBI and each MBI Subsidiary shall have
          -------------------------
obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to MBI's or such Subsidiary's business required for the consummation of the Merger, and each of MBI and the MBI Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     7. Conditions Precedent to the Obligation of MBI. The obligation of MBI to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
MBI:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b)  Performance of Norwest's Obligations.  Norwest shall have, or shall
          ------------------------------------
have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c)  Norwest Compliance Certificate.  MBI shall have received a favorable
          ------------------------------
certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 7.

     (d)  No Material Adverse Change.  Since December 31, 1996, no change shall
          --------------------------
have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     8. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Norwest:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to MBI and the MBI Subsidiaries taken as a whole as if made at the Time of Filing.

     (b)  Performance of MBI's Obligations.  MBI shall have, or shall have
          --------------------------------
caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c)  MBI Compliance Certificate.  Norwest shall have received a favorable
          --------------------------
certificate, dated as of the Effective Date of the Merger, signed by the Chairman or President and by the Secretary or Assistant Secretary of MBI, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 8.

     (d)  Absence of Burdensome Conditions.  No approvals, licenses or consents
          --------------------------------
granted by any regulatory authority shall contain any condition or requirement relating to MBI or any MBI Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (e)  MBI Shares.  At any time since the date hereof, the total number of
          ----------
shares of MBI Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute MBI Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 147.

     (f)  Accounting Treatment.  The Merger shall qualify as a "pooling of
          --------------------
interests" for accounting purposes.

     (g)  CEO/CFO Letter.  Norwest shall have received from the Chief Executive
          --------------
Officer and Chief Financial Officer of MBI a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

              (i) the interim quarterly financial statements of MBI included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of MBI;

              (ii) the amounts reported in the interim quarterly financial statements of MBI agree with the general ledger of MBI;

              (iii) the annual and quarterly financial statements of MBI and the MBI Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

              (iv) from the date of the most recent unaudited consolidated financial statements of MBI and the MBI Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of MBI and the MBI Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of MBI and the MBI Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

              (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of MBI and the MBI Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of MBI and the MBI Subsidiaries and have found them to be in agreement with financial records and analyses prepared by MBI included in the annual and quarterly financial statements, except as disclosed in such letters.

     (h)  Casualty Losses, etc.  MBI and the MBI Subsidiaries considered as a
          --------------------
whole shall not have sustained since December 31, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (i)  Environmental Liability.  There shall be no reasonable basis for any
          -----------------------
proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on MBI or any MBI Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation CERCLA, which has had or could reasonably be expected to have a material adverse effect upon MBI and the MBI Subsidiaries taken as a whole.

     (j)  No Material Adverse Change.  Except for the effects of compliance by
          --------------------------
MBI with the provisions of paragraphs 4(a)(ii), 4(b)(v) and 4(l) hereof, since December 31, 1996, no change shall have occurred and no circumstances shall exist which have had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of MBI and the MBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     9. Employee Benefit Plans. Each person who is an employee of MBI or any MBI Subsidiary as of the Effective Date of the Merger ("MBI Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a)  Employee Welfare Benefit Plans.  Each MBI Employee shall be eligible
          -------------------------------
for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans, with full credit for years of service to MBI and the MBI Subsidiaries and not subject to any pre-existing condition exclusions, except (i) in the case of the Long Term Care Plan, MBI Employees' eligibility will be subject to pre-existing conditions, and (ii) in the case of Norwest retiree medical benefits, MBI Employees will not receive credit for years of service to MBI. Each MBI Employee shall enter such plans not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Merger (the "Entry Date"):

              Medical Plan
              Dental Plan
              Vision Plan
              Short Term Disability Plan
              Long Term Disability Plan
              Long Term Care Plan
              Flexible Benefits Plan
              Basic Group Life Insurance Plan
              Group Universal Life Insurance Plan
              Dependent Group Life Insurance Plan
              Business Travel Accident Insurance Plan
              Accidental Death and Dismemberment Plan
              Severance Pay Plan
              Vacation Program

Until the Entry Date for a given Norwest welfare benefit plan, Norwest agrees to continue for the benefit of the MBI Employees the comparable MBI welfare benefit plans listed under Schedule 2(p)(i).

For the purpose of determining each MBI Employee's benefit for the year in which the Merger occurs under the Norwest Vacation Program, vacation taken by an MBI Employee prior to the Merger in the year in which the Merger occurs will be deducted from the total Norwest benefit for that year. MBI Employees will also receive credit under the Norwest Medical Plan for deductibles met under the MBI medical plan during the calendar year in which the Closing occurs.

     (b)  Employee Retirement Benefit Plans.
          ----------------------------------

     (i) Each MBI Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to MBI and the MBI Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP to the extent credited under the respective retirement plans of MBI and the MBI Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Merger.

     (ii) Each MBI Employee shall be eligible for participation in the Norwest Pension Plan, as a new employee, under the terms thereof.

     10.  Termination and Amendment.

     (a)  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Time of Filing:

              (i)   by mutual written consent of the parties hereto;

              (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by November 15, 1997, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

              (iii) by MBI or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

              (iv) by either Norwest or MBI upon written notice to the other party if the Board of Directors of MBI shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that MBI shall not be permitted to terminate this Agreement pursuant to this paragraph 10(a)(iv) unless (A) it has not breached any covenant contained in paragraph 4 and (B) it delivers to Norwest simultaneously with such notice of termination a termination fee in the amount of $600,000. As used in this Agreement, "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving MBI or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, MBI, and "Superior Proposal" means a bona fide proposal or offer made by a person to acquire MBI pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of MBI and the MBI Subsidiaries on terms which the Board of Directors of MBI shall determine in good faith, after taking into account the advice of counsel, to be more favorable to MBI and its shareholders than the transactions contemplated hereby; or

              (v) by Norwest upon written notice to MBI if (A) the Board of Directors of MBI fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to MBI or MBI 's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of MBI shareholders required under paragraph 4(c) (the "Shareholder Meeting"), or (C) the Shareholder Meeting is not held prior to September 30, 1997, and MBI has failed to comply with its obligations under paragraph 4(c). For purposes of this Agreement, "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving MBI, its bank subsidiary (the "Bank") or any successor to MBI or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of MBI or any of the MBI Subsidiaries representing 25% or more of the consolidated assets of MBI and the MBI Subsidiaries or
     (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of MBI or any MBI Subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

     (b)  Effect of Termination.  Termination of this Agreement under this
          ---------------------
paragraph 10 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure to perform any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 11 shall survive such termination.

     (c)  Amendment.  At any time before the Time of Filing, the parties hereto,
          ---------
by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval hereof by the shareholders of MBI shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     (d)  Waiver and Other Action.  Either party hereto may, by a signed
          -----------------------
writing, give any consent, take any action pursuant to this paragraph 10 or otherwise, or waive any inaccuracies in the representations and warranties by the other party or compliance by the other party with any of the covenants and conditions herein; provided, however, that any such consent or waiver shall not operate as a consent to any other or subsequent matter or a waiver of, or estoppel with respect to, any other or subsequent inaccuracy or failure to comply.

     (f)  Termination Fee.  If this Agreement is terminated by Norwest pursuant
          ---------------
to paragraphs 10(a)(iv) or 10(a)(v), and if terminated pursuant to paragraph 10(a)(v) and prior thereto or within 12 months after such termination:

              (i) MBI or the Bank or any successor to MBI or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

              (ii) the Board of Directors of MBI shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of MBI approve or accept any Acquisition Event, then MBI shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $600,000. Norwest acknowledges and agrees that if this Agreement is terminated pursuant to paragraphs 10(a)(iv) or 10(a)(v), its exclusive remedy shall be collection of the $600,000 termination fee.

     11. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by MBI and the MBI Subsidiaries shall be borne by MBI, and all such expenses incurred by Norwest shall be borne by Norwest.

     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party.

     13. Third Party Beneficiaries. Except as provided in paragraph 5(n), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     14. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:


              If to Norwest:

                      Norwest Corporation
                      Sixth and Marquette
                      Minneapolis, Minnesota 55479-1026
                      Attention: Secretary

              If to MBI:

                      Myers Bancshares Inc.
                      6310 Lemmon Ave., Suite 200
                      Dallas, Texas 75209
                      Attention: Chairman

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     15. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     16. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     18. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement, or contained in a certificate delivered pursuant to the Agreement or the Merger Agreement, shall survive the Merger of Merger Co. with and into MBI or, except as set forth in paragraph 10(b), the termination of this Agreement. The agreements contained in paragraphs 5(n) and 11 shall survive the Merger.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                    MYERS BANCSHARES, INC.

By: /s/ John E. Ganoe                  By: /s/ Mike A. Myers
   ----------------------------           ------------------------------
Its: Executive Vice President          Its: Chairman
     --------------------------            -----------------------------

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                         AGREEMENT AND PLAN OF MERGER
                                    Between
                             MYERS BANCSHARES INC.
                              a Texas corporation
                          (the surviving corporation)
                                      and
                            NORWEST MBI MERGER CO.
                              a Texas corporation
                           (the merged corporation)

     This Agreement and Plan of Merger dated as of August 4, 1997 (the "Agreement"), between Myers Bancshares Inc., a Texas corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and Norwest MBI Merger Co., a Texas corporation ("Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on July 29, 1997, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Merger Co. has authorized capital stock of 1000 shares of common stock having a par value of $1,000 per share ("Merger Co. Common Stock"), of which one share is outstanding as of the date hereof; and

     WHEREAS, Company was incorporated by Articles of Incorporation filed in the office of the Secretary of the State of the State of Texas on August 28, 1981 and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Company has authorized capital stock of 2,000 shares of Common Stock, par value $1,000 per share ("Company Common Stock") of which 147 shares were outstanding and no shares were held in the treasury as of December 31, 1996; and

     WHEREAS, Norwest Corporation and Company are parties to an Agreement and Plan of Reorganization dated as of April 22, 1997 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger;

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code; and

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Company and of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into

Company pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of converting the shares of Company Common Stock into shares of common stock of Norwest Corporation of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger, Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Myers Bancshares Inc.

     SECOND: The Articles of Incorporation of Company at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

     THIRD: The Bylaws of Company at the time of merger shall be amended as set forth below and, as so amended, shall be and remain the Bylaws of the surviving corporation until further amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws:

     Article III, Section 2 is amended in its entirety to read as follows:

          2.   Number, Tenure and Qualifications.  The board of directors of the
               ---------------------------------
     Corporation shall consist of one or more directors. The number of directors shall be determined by the stockholders at each annual meeting. The authorized number of directors may be increased by the stockholders or the board and decreased by the stockholders. The directors shall be elected at each annual meeting of the stockholders, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be stockholders or residents of the State of Texas.

     FOURTH: The number of directors of the surviving corporation shall be three
(3), and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of the merger until their respective successors are elected and qualify:

     William H. Queenan
     Stanley S. Stroup
     John T. Thornton

     FIFTH: The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

     John T. Thornton    President
     Stanley S. Stroup   Senior Vice President
     Charles D. White    Senior Vice President and Treasurer
     J. D. Vandermark    Vice President
     Michael A. Graf     Vice President
     David A. Stautz     Vice President
     Robert J. Murphy    Vice President
     James A. Horton     Vice President
     Diana Lea-Kahle     Secretary
     Margaret M. Weber   Assistant Secretary

     Rachelle M. Graham   Assistant Secretary

     SIXTH: The manner and basis of converting the shares of Company Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each share of Company Common Stock outstanding immediately prior to the time of the merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of Company Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the number equal to $19,870,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Company held to vote on this Agreement and the Reorganization Agreement.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Company Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or stock dividend, had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the effective date of merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed and accepted by the Secretary of the State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the Texas Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH: At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Sections 5.01 and 5.02 of the Texas Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The surviving corporation shall (i) file with the Secretary of State of the State of Texas an agreement that it may be served with process within or without the State of Texas in the courts of the State of Texas in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against Company, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Texas Business Corporation Act with respect to the rights of dissenting shareholders.

     2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations, notwithstanding the approval of the shareholders of either constituent corporation.

     7. The registered office of the surviving corporation in the State of Texas shall be 350 North St. Paul Street, Dallas, Texas 75201, and the name of the registered agent of the Company at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                   MYERS BANCSHARES INC


                                   By:
                                       ----------------------------------
                                   Its:
                                        ---------------------------------


(Corporate Seal)

Attest:



---------------------------
       Secretary



                                   NORWEST MBI MERGER CO.


                                   By:
                                       ----------------------------------
                                   Its:
                                        ---------------------------------


(No Corporate Seal)

Attest:



---------------------------
     Secretary

                                   APPENDIX C

                        TEXAS BUSINESS CORPORATIONS ACT

                         ARTICLES 5.11, 5.12, AND 5.13

                        TEXAS BUSINESS CORPORATIONS ACT

Art. 5.11  Rights of Dissenting Shareholders in the Event of Certain Corporate
           Actions


           A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                    (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise:

                    (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

                    (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

           B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than
               (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1957, 55th Leg., p. 111, ch. 54, (S) 10; Acts 1973, 63rd Leg., p. 1508, ch. 545, (S) 36, eff. Aug. 27, 1973;
               Acts 1989, 71st Leg., ch. 801, (S) 34, eff. Aug. 28, 1989; Acts
               1991, 72nd Leg., ch. 901, (S) 32, eff. Aug 26, 1991.

Art. 5.12  Procedure for Dissent by Shareholders as to Said Corporate Actions


           A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article
               5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                    (1) (a) With respect to proposed corporate action that is
               submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                    (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the Corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                    (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                    (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

           B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporate (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares.
               Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

           C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

           D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or
               in the corporation.   The court shall allow the appraisers a
               reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

           E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

           F. The provisions of this Article shall not apply to a merger if, on the date of filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

           G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1967, 60th Leg., p. 1721, ch. 657 (S) 12, eff. June 17, 1967; Acts 1983, 68th Leg., p. 2570, ch. 442 (S) 9, eff.
               Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, (S) 27, eff. Aug.
               31, 1987; Acts 1989, 71st Leg., ch. 801, (S) 35, eff. Aug 28,
               1989; Acts 1993, 73rd Leg., ch 215, (S) 2.16, eff. Sept. 1, 1993.


Art. 5.13  Provisions Affecting Remedies of Dissenting Shareholders


           A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

           B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either
               Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

           C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or
               5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or
               5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, (S) 13, eff.
               June 17, 1967; Acts 1983, 68th Leg., p. 2573, ch. 442, (S) 10,
               eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215, (S) 2.17, eff.
               Sept. 1, 1993.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

Exhibits:    Parenthetical references to exhibits in the description of Exhibits
--------
             3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated
             reports of Norwest filed with the Securities and Exchange
             Commission under File No. 1-2979.

   2.1  --   Agreement and Plan of Reorganization dated April 22, 1997 between
             Myers Bancshares Inc. and Norwest Corporation, as amended June 10,
             1997, (included in Proxy Statement-Prospectus as Appendix A).

   2.2  --   Agreement and Plan of Merger dated August 4, 1997 between Myers
             Bancshares Inc and MBI Merger Co. (included in Proxy Statement-
             Prospectus as Appendix B).

   3.1  --   Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28,
             1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July
             3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated
             June 3, 1997 (filed June 10, 1997)).

   3.1.1 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form
             10-Q for the quarter ended March 31, 1994).

   3.1.2 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

   3.1.3 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest 1995 ESOP Cumulative Convertible Preferred Stock
             (incorporated by reference to Exhibit 4 to Norwest's Quarterly
             Report on Form 10-Q for the quarter ended March 31, 1995).

   3.1.4 --  Certificate of Designations with respect to the 1996 ESOP
             Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February
             26, 1996).

   3.1.5 --  Certificate of Designations with respect to the 1997 ESOP
             Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April
             14, 1997).

   3.2   --  By-Laws (incorporated by reference to Exhibit 3 to Norwest's
             Current Report on Form 8-K dated October 10, 1997).

   4     --  Rights Agreement, dated as of November 22, 1988, between Norwest
             Corporation and Citibank, N.A. (incorporated by reference to
             Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

   4.1   --  Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
             (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated
             July 21, 1989).

   4.2   --  Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
             (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

   4.3   --  Certificate of Adjustment, dated October 10, 1997, to Rights
             Agreement (incorporated by reference to Exhibit 5 to Norwest's Form
             8-A/A dated October 14, 1997).

   5     --  Opinion of Laurel A. Holschuh, counsel to Norwest. (1)

   8     --  Opinion of Brown McCarroll & Oaks Hartline. (2)

   23.1 -- Consent of Laurel A. Holschuh (included as part of Exhibit 5 filed herewith).

   23.2  --  Consent of KPMG Peat Marwick LLP. (1)

   23.3  --  Consent of Stovall, Grandey & Whatley. (1)

   23.4  --  Consent of Brown McCarroll & Oaks Hartline (included as a part of
             Exhibit 8).

   24    --  Powers of Attorney. (1)

   99    --  Form of proxy for Special Meeting of Shareholders of Myers
             Bancshares Inc. (1)

-----------------------------

(1) Previously filed.
(2) To be filed by amendment.


Item 22.  Undertakings

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 10, 1997.

                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   ----------------------------------------
                                   Richard M. Kovacevich
                                   Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on October 10, by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               Chairman and Chief Executive Officer
-------------------------               (Principal Executive Officer)
    Richard M. Kovacevich


/s/ John T. Thornton                    Executive Vice President and Chief
-------------------------                     Financial Officer
    John T. Thornton                    (Principal Financial Officer)



/s/ Michael A. Graf                     Senior Vice President and Controller
-------------------------               (Principal Accounting Officer)
    Michael A. Graf



LES S. BILLER          )
J.A. BLANCHARD III     )
DAVID A. CHRISTENSEN   )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
WILLIAM A. HODDER      )
REATHA CLARK KING      )                  A majority of the
RICHARD M. KOVACEVICH  )                  Board of Directors*
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
BENJAMIN F. MONTOYA    )
IAN M. ROLLAND         )
MICHAEL W. WRIGHT      )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                        /s/ Richard M. Kovacevich
                                        ----------------------------
                                            Richard M. Kovacevich
                                            Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit                                                              Form of
Number                  Description*                                 Filing
------                  ------------                                 -------
 2.1   Agreement and Plan of Reorganization dated April 22, 1997
       between Myers Bancshares Inc. and Norwest Corporation, as
       amended June 10, 1997 (included in Proxy Statement-
       Prospectus as Appendix A).

 2.2   Agreement and Plan of Merger dated August 4, 1997 between
       Myers Bancshares Inc. and MBI Merger Co. (included in Proxy
       Statement-Prospectus as Appendix B).

 3.1 Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on
       Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's
       Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997
       (filed June 10, 1997)).

 3.1.1 Certificate of Designations of Powers, Preferences, and
       Rights of Norwest ESOP Cumulative Convertible Preferred
       Stock (incorporated by reference to Exhibit 4 to Norwest's
       Quarterly Report on Form 10-Q for the quarter ended
       March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and
       Rights of Norwest Cumulative Tracking Preferred Stock
       (incorporated by reference to Exhibit 3 to Norwest's
       Current Report on Form 8-K dated January 9, 1995).

 3.1.3 Certificate of Designations of Powers, Preferences, and
       Rights of Norwest 1995 ESOP Cumulative Convertible
       Preferred Stock (incorporated by reference to Exhibit 4 to
       Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4 Certificate of Designations with respect to the 1996 ESOP
       Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form
       8-K dated February 26, 1996).

 3.1.5 Certificate of Designations with respect to the 1997 ESOP
       Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form
       8-K dated April 14, 1997).

 3.2   By-Laws (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated October 10,
       1997).

 4     Rights Agreement, dated as of November 22, 1988, between
       Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated
       December 6, 1988).


Exhibit                                                              Form of
Number                  Description*                                 Filing
------                  ------------                                 -------

 4.1   Certificate of Adjustment, dated July 21, 1989, to
       Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

 4.2   Certificate of Adjustment, dated June 28, 1993, to
       Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

 4.3   Certificate of Adjustment, dated October 10, 1997, to
       Rights Agreement (incorporated by reference to Exhibit
       5 to Norwest's Form 8-A/A dated October 14, 1997)

 5     Opinion of Laurel A. Holschuh, counsel to Norwest.**


 8     Opinion of Brown McCarroll & Oaks Hartline***


 23.1  Consent of Laurel A. Holschuh, (included as part of
       Exhibit 5 filed herewith).

 23.2  Consent of KPMG Peat Marwick LLP.**


 23.3  Consent of Stovall, Grandey & Whatley.**


 23.4 Consent of Brown McCarroll & Oaks Hartline (included as part of Exhibit 8).

 24    Powers of Attorney.**


 99 Form of proxy for Special Meeting of Shareholders of Myers Bancshares Inc.**

------------------------

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

**  Previously filed.

*** To be filed by amendment.